UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         April 30, 2021

Dear Stockholder:

You are invited to attend the 2021 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. to be held on Thursday, June 10, 2021, at 10:00 a.m., Pacific Daylight Time (the “Annual Meeting”). This year’s Annual Meeting will be a virtual meeting. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.meetingcenter.io/276412499. Please follow the instructions carefully on how to access and attend the virtual meeting in the “Annual Meeting Attendance” section of this Proxy Statement.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. We continue using the Securities and Exchange Commission rule that permits companies to furnish proxy materials to stockholders over the Internet. If you are viewing the Proxy Statement on the Internet, you may grant your proxy electronically over the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you have received a paper copy of the Proxy Statement and proxy card, you may grant a proxy to vote your shares by completing and mailing the proxy card enclosed with the Proxy Statement, or you may grant your proxy electronically over the Internet or by telephone by following the instructions on the proxy card.  If your shares are held in “street name,” which means shares held of record by a broker, bank, trust or other nominee, you should review the Notice Regarding the Availability of Proxy Materials or Proxy Statement and voting instruction form used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card, will ensure your shares are represented at the Annual Meeting.

Your vote is important, regardless of the number of shares that you own.

On behalf of the Board of Directors, I thank you for your participation. We look forward to your attendance on June 10, 2021.

Sincerely,

Michael Hsing
Chairman of the Board, President and Chief Executive Officer

MONOLITHIC POWER SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 10, 2021

To the Stockholders of Monolithic Power Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Monolithic Power Systems, Inc., a Delaware corporation, will be held on Thursday, June 10, 2021, at 10:00 a.m., Pacific Daylight Time (the “Annual Meeting”). This year’s Annual Meeting will be a virtual meeting. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting www.meetingcenter.io/276412499. Please follow the instructions carefully on how to access and attend the virtual meeting in the “Annual Meeting Attendance” section of this Proxy Statement.

At the Annual Meeting, we will conduct the following items of business:

1.

To elect two Class II directors to serve for three-year terms until our annual meeting of stockholders in 2024, or until their respective successors are duly elected and qualified. The nominees for election to the Board of Directors are Eugen Elmiger and Jeff Zhou.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
3.	To hold an advisory vote to approve the compensation of our named executive officers.
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Only stockholders of record at the close of business on April 19, 2021 are entitled to notice of and to vote at the meeting.

Your vote is important.  All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, we encourage you to submit your proxy as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in the Notice Regarding the Availability of Proxy Materials (the “Notice”) or in the proxy card or the voting instruction form provided to you; (ii) by calling the toll-free number described in the proxy card or the voting instruction form provided to you; or (iii) by signing, dating and returning the proxy card or the instruction form provided to you. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. Any stockholder of record attending the Annual Meeting may vote even if he or she has already returned a proxy.

By Order of the Board of Directors,

Saria Tseng
Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

Kirkland, Washington

April 30, 2021

MONOLITHIC POWER SYSTEMS, INC.

PROXY STATEMENT

FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), of Monolithic Power Systems, Inc., a Delaware corporation (the “Company” or “MPS”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 10, 2021 at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein.

This year’s Annual Meeting will be a virtual meeting. You will not be able to attend the meeting in person. Please follow the instructions carefully on how to access and attend the virtual meeting in the “Annual Meeting Attendance” section below.

Internet Availability of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record, and upon request, we will send a printed copy of the proxy materials and proxy card. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet at www.monolithicpower.com, and to mail the Notice or other proxy materials, as applicable, on or about April 30, 2021 to stockholders of record at the close of business on April 19, 2021 (the “Record Date”).

Record Date; Outstanding Shares

Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. These stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. On the Record Date, 45,737,000 shares of Common Stock were issued and outstanding. No shares of our Preferred Stock were issued and outstanding. For information regarding security ownership by management, directors, and beneficial owners of more than 5% of the Common Stock, see the section “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Submitting Stockholder Proposals

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. Proposals of stockholders which are to be presented by such stockholders at our 2022 annual meeting of stockholders must meet the stockholder proposal requirements contained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and must be received by us no later than December 31, 2021 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Such stockholder proposals should be submitted to Monolithic Power Systems, Inc., 5808 Lake Washington Boulevard NE, Kirkland, Washington 98033, Attention: Corporate Secretary. No such stockholder proposals were received by us prior to the deadline for this year’s Annual Meeting.

Requirements for stockholder proposals to be brought before an annual meeting but not included in our proxy materials. If a stockholder wishes to present a proposal at our 2022 annual meeting of stockholders, and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us prior to the deadline for such meeting as determined in accordance with our Amended and Restated Bylaws (the “Bylaws”) (which are attached as Exhibit 3.4 to our Form S-1/A Registration Statement filed with the SEC on November 15, 2004). Under our Bylaws, in order to be deemed properly presented, notice of proposed business must be delivered to or mailed and received by our Corporate Secretary at our principal executive office not fewer than 90 or more than 120 calendar days before the one-year anniversary of the date on which we first mailed the proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders (the “Notice Period”). As a result, the Notice Period for our 2022 annual meeting will begin on December 31, 2021 and end on January 30, 2022.  However, in the event the date of the 2022 annual meeting will be changed by more than 30 days from the date of this year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of: (1) 90 calendar days in advance of the 2022 annual meeting and (2) 10 calendar days following the date on which public announcement of the date of the 2022 annual meeting is first made. A stockholder’s notice to our Corporate Secretary shall set forth as to each matter the stockholder proposes to bring before the 2022 annual meeting: (a) a brief description of the business desired to be brought before the 2022 annual meeting and the reasons for conducting such business at the 2022 annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of Common Stock that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A of the 1934 Act, in his or her capacity as a proponent to a stockholder proposal. If a stockholder gives notice of such a proposal after the Notice Period, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2022 annual meeting.

Annual Meeting Attendance

Attendance:

After careful consideration, in light of the on-going developments related to the COVID-19 pandemic and governmental decrees that in-person gatherings be restricted, and in the best interests of public health and the health and safety of our stockholders, the Board and employees, the Annual Meeting will be held solely by remote communication. You will not be able to attend the meeting in person. Stockholders as of the close of business on the Record Date who duly registered to attend the Annual Meeting will be able to listen to the webcast, vote their shares and submit questions during the virtual meeting. Information to access the Annual Meeting is as follows:

Web address:	www.meetingcenter.io/276412499
Username:	Your 15-digit control number
Meeting password:	MPWR2021

We encourage you to access the Annual Meeting ten minutes prior to the start time for the check-in.

Registration Process:

Stockholders of record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record. As a stockholder of record, you are already registered for the virtual meeting and will be able to listen to the webcast, vote and submit questions during the meeting. Questions pertinent to meeting matters and that are submitted in accordance with our rules of conduct for the Annual Meeting will be answered during the meeting, subject to applicable time constraints.

Beneficial owners. If you hold your shares through a broker, bank, trust or other nominee, you must register in advance in order to vote and submit questions during the virtual meeting. Alternatively, you may join the meeting as a guest and listen to the webcast without advance registration. As a guest, you will not be able to vote or submit questions during the meeting.

To register in advance, you must obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares. You must submit proof of the legal proxy reflecting our holdings, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 2:00 p.m., Pacific Time, on June 4, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration can be made in the following methods:

By e-mail:	legalproxy@computershare.com
By mail:	Computershare
Monolithic Power Systems Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Voting

Voting prior to the Annual Meeting. If you are the record holder of your stock, you have three options for submitting your votes prior to the Annual Meeting:

●	by following the instructions for Internet voting printed on the Notice or your proxy card;

●	by using the telephone number printed on your proxy card; or

●	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when voting over the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late, and therefore not be counted. All shares entitled to vote and represented by properly executed proxy cards or properly granted proxies submitted electronically over the Internet or telephone received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions provided.  If no instructions are indicated, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any matters other than the proposals described herein will be raised at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank, trust or other nominee, you will receive a notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone.

YOUR VOTE IS IMPORTANT.  You should submit your proxy even if you plan to attend the Annual Meeting.

Voting by Attending the Annual Meeting. This year’s Annual Meeting will be a virtual meeting. Stockholders of record and beneficial owners as of the close of business on the Record Date who duly registered to attend the Annual Meeting will be able to listen to the webcast and vote their shares during the virtual meeting. Please follow the instructions carefully on how to access and attend the virtual meeting, and vote in the “Annual Meeting Attendance” section of this Proxy Statement.

Any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Changing vote; Revocability of proxy. Any proxy given by a stockholder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies submitted by stockholders of record may be revoked by:

●	filing a written notice of revocation bearing a later date than the previously submitted proxy which is received by our Corporate Secretary at or before the taking of the vote at the Annual Meeting;

●	duly executing a later dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the Annual Meeting;

●	submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed); or

●	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a previously submitted proxy).

Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Corporate Secretary or should be sent so as to be delivered to Monolithic Power Systems, Inc., 5808 Lake Washington Boulevard NE, Kirkland, Washington 98033, Attention: Corporate Secretary, prior to the date of the Annual Meeting.

If you hold your shares through a broker, bank, trust or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee.

No Right of Appraisal

Neither Delaware law nor our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provide for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at the Annual Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material.  We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.  Our directors, officers and employees may also solicit proxies in person or by telephone, letter, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. If we hire a professional proxy solicitation firm, we expect our costs for such services would be approximately $10,000.

Quorum; Required Votes; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in order to have the required quorum for the transaction of business.  Stockholders are counted as present at the Annual Meeting if they: (1) are duly registered to attend and vote their shares at the Annual Meeting, or (2) have properly submitted a proxy card by mail or voted by telephone or by using the Internet.  If the shares present at the Annual Meeting do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The required votes to approve the proposals to be considered at this Annual Meeting are as follows:

●

The affirmative vote of a plurality of the votes duly cast is required for the election of directors. As further described in Proposal One below, any nominee for director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation to the Board following certification of the election results.

●

The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person via attendance at the Annual Meeting  or represented by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm.

●

The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person via attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers.  While this vote is advisory and not binding on us or our Board, the Board and Compensation Committee intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Under the General Corporation Law of the State of Delaware, both abstaining votes and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstaining vote is not counted as a vote cast for the election of directors, but has the same effect as a vote cast against each of the other proposals requiring approval by a majority of the shares of stock entitled to vote thereon which are present in person via attendance at the Annual Meeting or represented by proxy at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. A broker non-vote will have no effect on the outcome of the proposals. For purposes of ratifying our independent registered public accounting firm, brokers have discretionary authority to vote.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at: 5808 Lake Washington Boulevard NE, Kirkland, Washington 98033 for the ten days prior to the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Classified Board of Directors; Nominees

The Board currently consists of six members. Under our Certificate of Incorporation and Bylaws, the Board has the authority to set the number of directors from time to time by resolution. In addition, our Certificate of Incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms.  As a result, a portion of the Board will be elected each year for three-year terms.

Two Class II directors are to be elected to the Board at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees, Eugen Elmiger and Jeff Zhou. Mr. Elmiger and Mr. Zhou are standing for re-election to the Board. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. The term of office of each person elected as a Class II director will continue for three years or until his successor has been duly elected and qualified.  If elected, the term for Mr. Elmiger and Mr. Zhou will expire at the 2024 annual meeting of stockholders.

Our directors are elected by a “plurality” vote. The nominees for each of the two Board seats to be voted on at the Annual Meeting receiving the greatest number of votes cast will be elected. Abstentions and shares held by brokers that are not voted in the election of directors will have no effect. In addition, we have adopted a corporate governance policy requiring each director nominee to submit a resignation letter if more “Withheld” than “For” votes are received. See the section “Director Voting Policy” for more details on this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED NOMINEES.

Information Regarding Nominees and Other Directors

The following table summarizes certain information regarding the nominees and other directors:

Name	Age	Director Since	Principal Role
Michael Hsing	61	1997	Chairman of the Board, President and Chief Executive Officer
Herbert Chang (1)(2)(3)	59	1999	Lead Director
Eugen Elmiger (1)(3)	57	2012	Director / Nominee
Victor K. Lee (2)	64	2006	Director
James C. Moyer	78	1998	Director
Jeff Zhou (1)(2)	66	2010	Director / Nominee

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Governance Committee (the “Nominating Committee”).

Nominees for Class II Directors Whose Term Will Expire in 2021

Eugen Elmiger has served on our Board since October 2012. Mr. Elmiger currently serves as Chief Executive Officer of Maxon group, a leading advanced motion company, a position that he has held since January 2011. Mr. Elmiger currently serves on the Board of Directors of Kardex, a global leader in automated storage solutions and material handling systems. Mr. Elmiger holds a B.S. in Electrical Engineering from the Lucerne (Horw) University of Applied Science and Art.

Jeff Zhou has served on our Board since February 2010. Dr. Zhou is a retired business executive. Before his retirement, Dr. Zhou served as Executive Vice Chairman of MiaSolé, which develops thin film solar technology, a position he held from 2018 to 2019. Dr. Zhou served as Chief Executive Officer of MiaSolé from 2013 to 2018. Before joining MiaSolé, Dr. Zhou was President of Hanergy Holding America, Inc., a developer and operator of solar power plants, from 2012 to 2013. Dr. Zhou also served as Executive Chairman of Alta Devices, a developer of flexible mobile power technology, from 2014 to 2015. Dr. Zhou holds a Ph.D. degree in Electrical Engineering from the University of Florida.

Incumbent Class III Directors Whose Term Will Expire in 2022

Michael Hsing has served on our Board and as our President and Chief Executive Officer since founding MPS in August 1997. Prior to founding MPS, Mr. Hsing was a Senior Silicon Technology Developer at several analog integrated circuits (“IC”) companies, where he developed and patented key technologies, which set new standards in the power electronics industry. Mr. Hsing is an inventor on numerous patents related to the process development of bipolar mixed-signal semiconductor manufacturing. Mr. Hsing holds a B.S.E.E. from the University of Florida.

Herbert Chang has served on our Board since September 1999. From March 2014 until December 2019, Mr. Chang was the general manager of Mutto Optronics Corporation, an OEM/ODM knife manufacturer listed on the Taiwan OTC. Mr. Chang was also a Managing Member of Growstar Associates, Ltd., which was the General Partner and the Fund Manager of VCFA Growth Partners , L.P. from 2007 to 2013 and was the Chief Executive Officer of C Squared Management Corporation. Mr. Chang’s companies focus on investing in companies in the semiconductor, telecommunications, networking software, and/or Internet industries. Mr. Chang was the President of InveStar Capital, Inc. from April 1996 until 2015 and serves on the board of directors of a number of private companies. Mr. Chang received a B.S. in geology from National Taiwan University and an M.B.A. from National Chiao Tung University in Taiwan.

Incumbent Class I Directors Whose Terms Will Expire in 2023

Victor K. Lee has served on our Board since September 2006. Mr. Lee was a member of the board of directors at MoSys, Inc., a fabless semiconductor company from June 2012 to June 2016. Mr. Lee served as Chief Financial Officer of Ambarella, Inc., a fabless semiconductor company, from August 2007 to March 2011. Mr. Lee holds a B.S. in Industrial Engineering and Operations Research and an M.B.A. from the University of California, Berkeley.

James C. Moyer has served on our Board since October 1998. Mr. Moyer is a retired business executive and served as our Chief Design Engineer from September 1997 until his retirement from MPS in January 2016. Mr. Moyer holds a B.A.E.E. from Rice University.

There is no family relationship among any of our executive officers, directors and nominees.

Appointment of a Female Director in 2021

We believe diversity drives innovation and is key to our success. Currently, the Board consists of members with a wide variety of skills, industry experiences and backgrounds. We are committed to diversity and inclusion at every level of MPS, including the Board. Our Nominating Committee has been actively recruiting a female Board member, with the assistance of the full Board, our management team and a retained search firm. We believe a diverse, balanced and cohesive Board is critical in facilitating strong oversight, as well as supporting the achievement of MPS’s objectives, including its strategic priorities to improve long-term operational and financial performance and enhance stockholder interests. Our philosophy ensures each Board member’s individual interests are represented and their perspectives and opinions are valued. To accomplish this goal, the Board believes it is important to conduct in-person meetings (in addition to virtual meetings) in order to have the necessary interactions to evaluate the candidates, review their qualifications thoroughly, build trust and develop a strong relationship with existing Board members. This important process has been made more challenging by the COVID-19 pandemic, as the majority of candidates considered to date and many of our Board members are located in Asia and Europe where there are strict travel restrictions and shelter-in-place orders. We recognize the importance of moving the recruiting process forward and are taking practical steps to reach the final stage. The Board is fully committed to completing its search to appoint one female Board member before the end of 2021.

Race/Ethnic Composition

Currently, 67% of our directors are Asian and 33% are White.

Director Independence

At least annually, the Nominating Committee reviews the independence of each non-employee director and makes recommendations to the Board, and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the Nominating Committee fully and promptly informed as to any development that may affect the director’s independence. The Board has determined that each of Herbert Chang, Eugen Elmiger, Victor K. Lee, James C. Moyer and Jeff Zhou are “independent” under the applicable listing standards of The NASDAQ Stock Market.

Director Qualifications

Our Board includes six members who are well-qualified to serve on the Board and represent our stockholders’ best interests. Our Board consists of directors who have the following characteristics:

1.	Possess a professional background that would enable the development of a deep understanding of our business;

2.	Bring diversity to the Board through their experiences in various industries, both domestically and internationally;

3.	Are independent thinkers and work well together;

4.	Have the ability to embrace our values and culture;

5.	Have high ethical standards;

6.	Have skills or experience in risk management;

7.	Possess sound business judgment and acumen; and

8.	Are willing to commit their time and resources necessary for the Board to effectively fulfill its responsibilities.

We believe that each of the director nominees and the rest of the directors possess these attributes. In addition, the directors bring to the Board a breadth of experience, including extensive financial and accounting expertise, public company board experience, knowledge of the semiconductor business and technology, broad global experience, extensive operational and strategic planning experience, and the ability to assess and manage business risks, including risks related to cybersecurity and information security, in complex, high-growth global companies. The Board and the Nominating Committee believe the skills, qualities, attributes, experience and diversity of backgrounds of our directors provide us with a diverse range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

The following describes the key qualifications, business skills, experience and perspectives that each of our directors and director nominees brings to the Board, in addition to the general qualifications described above and described in their individual biographies:

Michael Hsing

Mr. Hsing, the co-founder of MPS, is a visionary in power management technology as well as a strong leader, motivator and successful entrepreneur. Mr. Hsing provides the Board with valuable insight into management’s perspective with respect to our operations, and he provides the Board with the most comprehensive view of our operational history. Under his leadership, we have experienced significant revenue growth and profitability. Since our initial public offering in 2004, stockholder value measured by market capitalization has increased significantly. Having worked in the semiconductor industry for over 30 years, Mr. Hsing’s vision, insight and experience enable him to understand and expand the markets we serve, control costs effectively, assess and manage business risks, including risks related to information technology and cybersecurity, and maximize our technology advantages for our products, which have helped fuel our growth and created value for our stockholders. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Hsing should serve as a director of MPS.

Herbert Chang

Mr. Chang has been a member of the Board since 1999, which gives him significant knowledge of our recent experiences and history. We also continue to benefit from the broad experience gained by Mr. Chang through his numerous successful investments in both public and private high-technology companies. Mr. Chang has served on several boards of the companies in which he has invested, which has given him significant leadership skills, risk management and oversight experience. In addition, through these board and investor responsibilities, Mr. Chang has developed a deep knowledge of our industry, our operations, and the accompanying complex financial transactions and controls necessary for us to succeed. Mr. Chang’s financial expertise has also helped the Board analyze significant complex financial transactions that we have considered from time to time. Mr. Chang also has very relevant international experience based on his educational background and work experience in the countries where we do business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Chang should serve as a director of MPS.

Eugen Elmiger

Mr. Elmiger is a seasoned business executive with over 30 years of experience, including extensive international marketing, sales and product management expertise, executive board experience, knowledge of high-tech component business and technology, and operational and strategic planning experience, including the oversight of information technology and cybersecurity, in complex, high-growth global companies. This experience allows him to contribute his valuable executive leadership talent, risk management and understanding of international business to Board deliberations and oversight duties. His industrial, medical and automotive background is a valuable asset to the Board as we expand our business in these markets. Mr. Elmiger’s appointment to the Board also allows him to bring a new perspective, new ideas and outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Elmiger should serve as a director of MPS.

Victor K. Lee

Mr. Lee is the audit committee financial expert on the Audit Committee of the Board. He has been the Chief Financial Officer at several public and private companies, and has worked in the semiconductor industry for over 30 years. Mr. Lee is familiar with not only the inner workings of the industry, but also has intimate knowledge of the financial issues and business risks that semiconductor companies often face. His experience has allowed him to understand the broad issues, in particular those affecting the financial and accounting aspects of our business, that the Board must consider and to make sound recommendations to management and the Board. Mr. Lee also provides the Board with valuable insight into financial management, risk management, disclosure issues and tax matters relevant to our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Lee should serve as a director of MPS.

James C. Moyer

Mr. Moyer is a technical expert in the design of analog semiconductors. As co-founder of MPS, Mr. Moyer is intimately familiar with us and our products. Mr. Moyer brings insight to the Board because of his cumulative experience gained as an engineer and technical leader in the semiconductor industry. This experience gives him a highly developed understanding of the needs and requirements of the analog market for our complex products and allows him as a director to lead us in the right direction in terms of strategy and business approach. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Moyer should serve as a director of MPS.

Dr. Jeff Zhou

Dr. Zhou is a senior business executive with over 30 years of industry experience at large, multi-national corporations with global footprints. Dr. Zhou has an extensive background in the global manufacturing, electronics and renewable energy industry. This experience allows him to contribute his valuable executive leadership talent, risk management skills, including the oversight of information technology and cybersecurity, and understanding of international business to Board deliberations and oversight duties. Dr. Zhou’s appointment to the Board also allows him to bring a new perspective, new ideas and new outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Zhou should serve as a director of MPS.

Board Leadership Structure

The Board currently consists of six members, five of which the Board has determined are independent.

Leadership Structure. Our current leadership structure and governing documents permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. The Board has currently determined that it is in the best interests of MPS and our stockholders to have Michael Hsing, our President and Chief Executive Officer, serve as Chairman, coupled with an active Lead Independent Director. As such, Mr. Hsing holds the position of Chairman, President and Chief Executive Officer, and the Board has designated one of the independent directors, Mr. Herbert Chang, as the Lead Independent Director. Our Lead Independent Director is appointed by the Board on an annual basis. The Board believes our leadership structure, with its strong emphasis on Board independence, an active Lead Independent Director, and strong Board and committee involvement, provides sound and robust oversight of management, and provides a counterbalance to the management perspective provided by Mr. Hsing during Board deliberations.

The Board considers and discusses the leadership structure every year. As part of this evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders. The Board also considers:

●	The effectiveness of the policies, practices, and people in place at MPS to help ensure strong, independent Board oversight;

●	MPS’s performance and the effect the leadership structure could have on its performance;

●	The Board’s performance and the effect the leadership structure could have on the Board’s performance;

●	The Chairman’s performance in the role;

●	The views of MPS’s stockholders; and

●	The practices at other companies and trends in governance.

Should the Board determine that it remains in the best interests of the Company and its stockholders that the Chief Executive Officer serve as Chairman, the independent members of the Board then elect a Lead Independent Director.

We recognize that different board leadership structures may be appropriate for different companies. We believe that our current Board leadership structure is optimal for us. Our leadership structure demonstrates to our employees, suppliers, customers, stockholders and other stakeholders that we are governed by strong, balanced leadership, with a single person setting the tone and consistent message for the Board and management and having primary responsibility for managing our day-to-day operations, with appropriate oversight and direction from our Lead Independent Director and other independent directors. This message is increasingly important as we continue to seek to achieve business success through new product releases and gaining market share in our industry. We also believe that our leadership structure sends the message that we value strong, independent oversight of our management operations and decisions in the form of our Lead Independent Director. Further, having a single leader for both MPS and the Board eliminates the potential for strategic misalignment or duplication of efforts, and provides clear leadership for us.

Benefits of Combined Leadership Structure. The Board believes that MPS and our stockholders have been best served by having Mr. Hsing in the role of Chairman and Chief Executive Officer for the following reasons:

●	Mr. Hsing is most familiar with our business and the unique challenges we face. Mr. Hsing’s day-to-day insight into our challenges facilitates a timely deliberation by the Board of important matters.

●

Mr. Hsing has and will continue to identify agenda items and lead effective discussions on the important matters affecting us. Mr. Hsing’s knowledge and extensive experience regarding our operations and the highly competitive semiconductor industry in which we compete position him to identify and prioritize matters for Board review and deliberation.

●

As Chairman and Chief Executive Officer, Mr. Hsing serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Hsing brings a unique, stockholder-focused insight to assist MPS to most effectively execute its strategy and business plans to maximize stockholder value.

●

The strength and effectiveness of the communications between Mr. Hsing, as our Chairman, and Mr. Chang, as our Lead Independent Director, as well as our other independent directors, result in comprehensive Board oversight of the issues, plans, and prospects of MPS.

●

This leadership structure provides the Board with more complete and timely information about MPS, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Lead Independent Director Responsibilities. As discussed above, the positions of Chairman of the Board, President and Chief Executive Officer are held by Mr. Hsing, and the Board has appointed a Lead Independent Director, Mr. Chang.  Mr. Chang’s roles and responsibilities as the Lead Independent Director include:

●	Reviewing meeting agendas;

●	Reviewing schedules and information sent to the Board;

●	Retaining independent advisors on behalf of the Board, or committees, as the Board may determine is necessary or appropriate;

●	Assuring that there is sufficient time for discussion of all meeting agenda items;

●	Ensuring personal availability for consultation and communication with independent directors and with the Chairman of the Board, as appropriate;

●	Performing such other functions as the independent directors may designate from time to time;

●	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; and

●	Calling meetings of independent directors.

Our independent directors meet in executive session during a portion of every regularly scheduled Board meeting, and otherwise as needed. Our Lead Independent Director presides over meetings of our independent directors and we believe that these meetings help to ensure an appropriate level of independent scrutiny of the functioning of the Board.

Board Oversight of Risk

The Board is primarily responsible for the oversight of risks that could affect MPS. Our senior management team, which conducts our day-to-day risk management, is responsible for assisting the Board with its risk oversight function.  The Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks, and adopting appropriate controls and mitigation activities for such risks. We believe that the risk management areas that are fundamental to the success of our enterprise include the areas of product development, supply and quality, sales and promotion, and business development, as well as protecting our assets (financial, intellectual property, and information, including cybersecurity), all of which are managed by senior executive management reporting directly to our Chief Executive Officer. Our Board members have extensive experience in risk oversight arising from their current or prior experience as a Chief Executive Officer, Chief Financial Officer, other senior leadership position or board member of other companies, with responsibility for risk oversight obligations. As such, the Board believes that its members are qualified and experienced at identifying and addressing risk throughout MPS’s operations.

The Board’s oversight is conducted principally through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risk. The Board satisfies its responsibility by requiring each committee chair to regularly report regarding the committee’s considerations and actions, as well as by requiring officers responsible for oversight of particular risks within MPS to submit regular reports. As these reports are submitted independent of review by Mr. Hsing, our President, Chief Executive Officer and the Chairman of the Board, the Board believes that the conduct of its risk oversight function has no impact on the Board’s leadership structure other than to reinforce the involvement of the Board in ongoing management of MPS.

In addition to requiring regular reporting from committees and officers, the Board also hears from third-party advisors in order to maintain oversight of risks that could affect us, including our independent auditors, outside counsel, compensation consultants and others. These advisors are consulted on a periodic basis, and as particular issues arise, in order to provide the Board with the benefit of independent expert advice and insights on specific risk-related matters.

At its regularly scheduled meetings, the Board also receives management updates on the business, including operational and environmental, social and governance (“ESG”) issues, financial results, cybersecurity and information security matters, and business outlook and strategy.  These updates enable our Board to discuss enterprise risks with our senior management on a regular basis, including as a part of its annual strategic planning process and annual budget review. For a discussion of the Board’s oversight of our ESG compliance efforts, refer to the section “Corporate Social Responsibility.”

Our Audit Committee assists the full Board in its oversight of risk by discussing with management our compliance with legal and regulatory requirements, our policies with respect to risk assessment and management of business risks that may affect us, including risks related to information technology and cybersecurity, and our system of disclosure control and system of controls over financial reporting.  Risks related to our company-wide compensation programs are reviewed by our Compensation Committee. For more information on the Compensation Committee’s compensation risk assessment, see the section “Named Executive Officer Compensation – Compensation Risk Management.” Our Nominating Committee provides compliance oversight and reports to the full Board on compliance and makes recommendations to our Board on corporate governance matters, including director nominees, the determination of director independence, and board and committee structure and membership.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.

Board Meetings and Committees

The Board held a total of four meetings during 2020, and all directors attended at least 75% of the meetings of the Board and the committees upon which such director served.

Audit Committee. The Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the 1934 Act, which currently consists of three members: Herbert Chang, Victor K. Lee and Jeff Zhou. Mr. Lee is the chairman of the Audit Committee. This committee oversees our financial reporting process and procedures, is responsible for the appointment and terms of engagement of our independent registered public accounting firm, reviews our financial statements, and coordinates and approves the activities of our independent registered public accounting firm. The Board has determined that Mr. Lee is an “audit committee financial expert,” as defined under the rules of the SEC, and all members of the Audit Committee are “independent” in accordance with the applicable SEC regulations and the applicable listing standards of NASDAQ. The Audit Committee held four meetings during 2020. The Audit Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Compensation Committee. The Board has designated a Compensation Committee consisting of three members: Herbert Chang, Eugen Elmiger and Jeff Zhou. Mr. Zhou is the chairman of the Compensation Committee. This committee is responsible for providing oversight of our compensation policies, plans and benefits programs and assisting the Board in discharging its responsibilities relating to (a) oversight of the compensation of our Chief Executive Officer and other executive officers, and (b) approving and evaluating the executive officer compensation plans, policies and programs of MPS. The Compensation Committee also assists the Board in administering our stock plans and employee stock purchase plan. In 2020, we expanded the role of the Compensation Committee to include the oversight of our ESG practices and compliance efforts with respect to executive compensation policies and programs. All members of the Compensation Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Compensation Committee held four meetings during 2020. The Compensation Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

Nominating Committee. The Board has designated a Nominating Committee consisting of two members: Herbert Chang and Eugen Elmiger.  Mr. Elmiger is the chairman of the Nominating Committee.  This committee is responsible for the development of general criteria regarding the qualifications and selection of Board members, recommending candidates for election to the Board, developing overall governance guidelines and overseeing the overall performance of the Board. In 2020, we expanded the role of the Nominating Committee to include the oversight of our ESG practices and compliance efforts with respect to human capital management, including company culture, talent development and diversity initiatives. All members of the Nominating Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Nominating Committee held four meetings in 2020. The Nominating Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com.

The information contained on our website is not intended to be part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.

Nomination Process

The Board has adopted guidelines for the identification, evaluation and nomination of candidates for director. The Nominating Committee considers the suitability of each candidate, including any candidates recommended by stockholders holding at least 5% of the outstanding shares of our voting securities continuously for at least 12 months prior to the date of the submission of the recommendation for nomination. If the Nominating Committee wishes to identify new independent director candidates for Board membership, it is authorized to retain and approve fees of third party executive search firms to help identify prospective director nominees.  It is the practice of the Board that our Lead Independent Director interviews each Board candidate.

In April 2018, in response to stockholders’ feedback, the Board considered and adopted an amendment to the Nominating Committee Charter (available in the “Investor Relations” section of our website at http://www.monolithicpower.com) on the evaluation of prospective candidates. In addition to the minimum qualifications the Nominating Committee has established for director nominees, the Nominating Committee will also consider whether the prospective nominee will foster a diversity of genders, backgrounds, skills, perspectives and experiences in the process of its evaluation of each prospective nominee. The Nominating Committee also focuses on skills, expertise or background that would complement the existing Board, recognizing that our businesses and operations are diverse and global in nature. While there are no specific minimum qualifications for director nominees, the ideal candidate should (a) exhibit independence, integrity, and qualifications that will increase overall Board effectiveness, and (b) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.  After completing its review and evaluation of director candidates, the Nominating Committee recommends to the Board the director nominees for selection.

A stockholder that desires to recommend a candidate for election to the Board should direct such recommendation in writing to Monolithic Power Systems, Inc., 5808 Lake Washington Boulevard NE, Kirkland, Washington 98033, Attention: Corporate Secretary, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and us within the last three years and evidence of the nominating person’s ownership of our stock.  Such stockholder nomination must be made pursuant to the notice provisions set forth in our Bylaws and for each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth all of the information regarding such nominating person and proposed nominee set forth in our Bylaws.

Stockholder Communications

The Board has approved a Stockholder Communication Policy to provide a process by which stockholders may communicate directly with the Board or one or more of its members.  You may contact any of our directors by writing to them at c/o Monolithic Power Systems, Inc., 5808 Lake Washington Boulevard NE, Kirkland, Washington 98033, Attention: Corporate Secretary. Any stockholder communications that the Board is to receive will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as the identity of the correspondent in our stockholder communications log. The Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The Corporate Secretary will then forward copies of the stockholder communication to the Board member(s) (or specific Board member(s) if the communication is so addressed) for review, provided that such correspondence concerns the functions of the Board or its committees, or otherwise requires the attention of the Board or its members.

Attendance at Annual Meetings of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. In 2020, no Board members attended the Annual Meeting.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Code of Ethics and Business Conduct is available in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. We will disclose on our website any amendment to the Code of Ethics and Business Conduct, as well as any waivers of the Code of Ethics and Business Conduct, that are required to be disclosed by the rules of the SEC or NASDAQ.

Policy on Hedging

We have adopted a policy that prohibits our directors, officers (including our NEOs), and other employees from engaging in hedging or monetization transactions with respect to our stock that they obtained through our plans or otherwise, without prior approval by our Chief Compliance Officer. We also prohibit our directors and officers, including our NEOs, from engaging in any short sales of our stock.

Director Voting Policy

The Board has adopted a director voting policy, which can be found in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. The policy establishes that any director nominee who receives more “Withheld” votes than “For” votes in an uncontested election held in an annual meeting of stockholders shall promptly tender his or her resignation. The independent directors of the Board will then evaluate the relevant facts and circumstances and make a decision, within 90 days after the election, on whether to accept the tendered resignation. The Board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

2020 Director Compensation

Analysis of 2020 Compensation Elements

For 2020, the Board engaged Radford, an independent compensation consultant, to review our non-employee director compensation. In its analysis, Radford gathered market data relating to the size and type of compensation paid by our industry peer group for 2020 (see the section “Named Executive Officer Compensation — Peer Group and Use of Peer Data for 2020” for more information on the selection of the peer group). Based on its review of the results of this market review and recommendations by Radford, the Board approved the following changes to the compensation for our non-employee directors for services rendered in 2020:

Fee Description	FY 2020 ($)	FY 2019 ($)	Change ($)
Annual Board retainer fee	70,000	50,000	20,000
Lead Independent Director fee	20,000	18,000	2,000
Compensation Committee chairperson fee	20,000	18,000	2,000
Compensation Committee membership fee (excluding chairperson)	10,000	8,000	2,000
Nominating Committee chairperson fee	15,000	13,500	1,500
Nominating Committee membership fee (excluding chairperson)	7,500	6,000	1,500
Audit Committee chairperson fee	30,000	25,000	5,000
Audit Committee membership fee (excluding chairperson)	15,000	10,500	4,500
Restricted stock unit (“RSU”) grant value to new directors	200,000	175,000	25,000
Annual RSU grant value to incumbent directors	200,000	175,000	25,000

The initial grant of RSUs to new directors vests as to 50% of the underlying shares of Common Stock on each of the first and second anniversaries of the date of grant. The annual grant of RSUs to incumbent directors vests as to 100% of the underlying shares of Common Stock on the first anniversary of the date of the grant. All awards will become fully vested in the event of a change in control.

All of our non-employee directors are subject to stock ownership guidelines that are described below in the section “Named Executive Officer Compensation — Compensation Discussion and Analysis — Stock Ownership Guidelines.”

The following table sets forth the total compensation for each non-employee director for services rendered in 2020. Mr. Hsing, who is our employee, does not receive additional compensation for his services as a director. Mr. Hsing’s compensation as a named executive officer is reflected in the section “Named Executive Officer Compensation — 2020 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Herbert Chang	122,500	200,000	322,500
Eugen Elmiger	95,000	200,000	295,000
Victor K. Lee	100,000	200,000	300,000
James C. Moyer	70,000	200,000	270,000
Jeff Zhou	105,000	200,000	305,000

(1)

Reflects the aggregate grant date fair value of the awards granted to each director in 2020, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, which was calculated using the closing price of our Common Stock on February 12, 2020, the date of grant for such awards. Assumptions used in the calculation of these amounts are included in Note 1 and Note 8 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

The following table summarizes the number of shares of our Common Stock that are subject to unvested RSU awards held by each of the non-employee directors as of December 31, 2020:

Name	Stock Awards (#)
Herbert Chang	1,048
Eugen Elmiger	1,048
Victor K. Lee	1,048
James C. Moyer	1,048
Jeff Zhou	1,048

CORPORATE SOCIAL RESPONSIBILITY

Since MPS was founded in 1997, one of our core values has been to run a responsible and responsive business for the long term. We believe that positive ESG business practices strengthen our company and foster strong relationships with our stockholders, employees, business partners and communities where we operate. We are committed to making our workforce diverse, our business sustainable and our stakeholders engaged by maintaining strong ESG practices and policies, some of which are highlighted below:

Environmental	●	In 2017, we began tracking our greenhouse gas emissions and submitting annual Carbon Disclosure Project reports for our largest facility in Chengdu, China. From 2017 to 2019, while the production volume at our Chengdu facility increased, Scope 1 GHG emissions produced at this location and Scope 2 emissions from our use of purchased electricity increased at a slower rate.
	●	We are ISO 14001 certified and we regularly audit our key manufacturing suppliers’ wafer fabrication and assembly facilities to evaluate and confirm that their social responsibility practices and environmental systems comply with important industry standards.
	●	Our products are shipped in compliance with European RoHS (“Restriction of Hazardous Substances”) legislation and exclude banned substances.
	●	At our largest U.S. facility in San Jose, California, we installed 30,000 square feet of solar panels. In addition, we installed over 26 EV charging stations in San Jose, California and at our corporate headquarters in Kirkland, Washington. We continue to identify other opportunities to implement additional renewable energy projects for our global facilities.
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In 2021, we plan to establish, develop and implement a long-term environmental and climate change policy that focuses on hazardous material waste management, greenhouse gas emission, and energy consumption.

Social	●	We participate in the Equal Employment Opportunity-1 (“EEO-1”) survey each year. As of December 31, 2020, women in engineering/technical and managerial/ supervisor roles comprised approximately 22% and 22%, respectively, of our worldwide workforce, and held approximately 57% of total non-technical roles at MPS. We employ women engineers and technologists at a similar rate as our peers in the semiconductor industry. We continually recruit new talent from a diverse candidate pool.
	●	Our Conflict Minerals Policy prohibits the use of cobalt and other conflict minerals originating from the Democratic Republic of the Congo or adjoining countries. We require this same certification from all our key manufacturing suppliers.
	●	Our Worker Health and Safety Plan is certified to ISO 45001 standards.
	●	In 2020, we established the MPS charitable foundation with the mission to give back to our communities by supporting many non-profit organizations.
	●	Our key manufacturing suppliers are required to sign our Vendor Code of Conduct to certify their compliance with our high standards for conduct. We perform routine audits to ensure their compliance to these standards.

Governance	●	Our Board is committed to strong independent oversight, with a robust Lead Independent Director role. Other than our CEO, all of our directors are independent.
	●	We have regular executive sessions of independent directors.
	●	All independent directors have access to management.
	●	Our Board committees have the authority to retain outside advisors.
	●	We review the Board leadership structure annually and believe it best aligns the interests of MPS and our stockholders.

●	We have a director voting policy that provides that any director nominee who receives more “Withheld” votes than “For” votes in an uncontested election held in an annual meeting of stockholders is required to promptly tender his or her resignation.
●	We have a clawback policy.
●	We have stock ownership guidelines for our NEOs and directors.
●	Our Code of Ethics and Business Conduct is consistent with the principles promoted by the Responsible Business Alliance emphasizing compliance, transparency, whistleblower protection and avoidance of any business practices that could contribute to corruption, bribery or conflicts of interest.
●	Our Code of Social Responsibility outlines standards to ensure safe working conditions, an environment of respect, fairness and dignity for all employees and responsible operations.
●	We promote Board diversity and are committed to appointing one female Board member before the end of 2021.
●	We are committed to stockholder engagement. In 2020, we engaged in discussions with the majority of our stockholders.

2020 Highlights

Strengthening the Board’s Role

An increasing focus of the Board is the oversight of our ongoing ESG efforts and their impact on our business, key stakeholders and communities. In 2020, our Board amended the Compensation Committee Charter and the Nominating Committee Charter to reflect their continued commitment to proactively guide our ESG compliance efforts and practices:

Compensation Committee Charter	●	Review and discuss with management our practices with respect to ESG matters.
Nominating Committee Charter	●	Review and discuss with management our practices with respect to human capital management, including company culture, talent development, and diversity and inclusion programs and initiatives.

On a periodic basis, the Board and each committee will provide oversight of management’s ESG compliance efforts by focusing primarily on the following areas:

●	Assessing risks and opportunities and their impact on our operations;
●	Setting measurable company goals, monitoring progress and reviewing status reports;
●	Aligning executive compensation with rigorous performance goals tied to ESG initiatives and metrics;
●	Evaluating management’s ongoing engagement and communications with our stockholders and other key stakeholders; and
●	Ensuring ESG policies and practices align with our overall business strategies.

Increasing ESG-Related Disclosures

As part of our commitment to transparent disclosures on our ESG efforts, we launched an ESG website under the Investors Relations page on our corporate website in 2020. The ESG website provides important information regarding our values, policies and practices in one centralized location. In addition, the website also highlights new initiatives that are relevant and important to our business, and significant progress we have made towards reaching those goals. We encourage you to visit and explore the website at https://www.monolithicpower.com/about-mps/investor-relations/esg-report.html.

We also plan to provide our stockholders an annual update in our proxy statements of our ESG-related initiatives, progress, accomplishment and goals.

Giving Back and Supporting Our Communities

We believe in being an active corporate citizen and making a positive impact on communities where we do business. To undertake our philanthropic duties, we launched the MPS Charitable Foundation, a 501(c)3 organization, in 2020. The mission of this philanthropic arm is to foster and increase the resources of local communities by supporting non-profit organizations that focus on areas such as education, arts, healthcare, food banks and youth programs with monetary contributions or investments. In 2020, we donated approximately $300,000 to organizations including Virginia Mason Hospital, Boys & Girls Clubs of Bellevue, Second Harvest Food Bank, and Palo Alto Medical Foundation. In addition, we pledged $500,000 to the MPS Charitable Foundation.

Combating COVID-19 Pandemic

In 2020, as part of our efforts to help combat the pandemic and provide the needed resources to the medical community, our engineering team assembled an emergency ventilator inspired by the open-source MIT design to aid in the fight against the pandemic. We applied our expertise in power management and motor controls toward a solution that can safely and easily automate a manual resuscitator when a full ICU ventilator may not be available.

Goals for 2021 and Beyond

Focus on Board Diversity

We believe diversity drives innovation and is key to our success. Currently, the Board consists of members with a wide variety of skills, industry experiences and backgrounds. We are committed to diversity and inclusion at every level of MPS, including the Board. Our Nominating Committee has been actively recruiting a female Board member, with the assistance of the full Board, our management team and a retained search firm. We believe a diverse, balanced and cohesive Board is critical in facilitating strong oversight, as well as supporting the achievement of MPS’s objectives, including its strategic priorities to improve long-term operational and financial performance and enhance stockholder interests. Our philosophy ensures each Board member’s individual interests are represented and their perspectives and opinions are valued. To accomplish this goal, the Board believes it is important to conduct in-person meetings (in addition to virtual meetings) in order to have the necessary interactions to evaluate the candidates, review their qualifications thoroughly, build trust and develop a strong relationship with existing Board members. This important process has been made more challenging by the COVID-19 pandemic, as the majority of candidates considered to date and many of our Board members are located in Asia and Europe where there are strict travel restrictions and shelter-in-place orders. We recognize the importance of moving the recruiting process forward and are taking practical steps to reach the final stage. The Board is fully committed to completing its search to appoint one female Board member before the end of 2021.

Commitment to Environmental Initiatives

We take environmental stewardship seriously, and the Board recognizes the opportunities and importance of implementing measures to reduce our overall impact on the environment. In February 2021, as part of our commitment to promoting environmental sustainability, the Compensation Committee implemented changes to our executive equity compensation program to include long-term performance conditions with a three-year performance period that are tied directly to the following environmental metrics:

●

Establish an environmental and climate change policy that identifies key areas for improvement with respect to environmental matters affecting our business. These objectives will primarily include hazardous material waste management, greenhouse gas emission, and energy consumption (collectively, the “Main Objectives”).

●	Establish an environmental, health, safety and sustainability task force and completes an investigation of the existing baseline performance of the Main Objectives.

●	Establish a long-term improvement plan, including setting specific targets for reduction, for each of the Main Objectives.

The Compensation Committee believes that incorporating key environmental sustainability initiatives into our annual incentive equity awards for the NEOs will help drive our efforts in these important areas of focus for MPS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021.  Ernst & Young has served as our independent registered public accounting firm since March 18, 2019. Prior to March 18, 2019, Deloitte & Touche LLP (“Deloitte & Touche”) served as our independent registered public accounting firm.

Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.  Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this selection by the stockholders.  Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of us and our stockholders. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee may reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.

Audit and Other Fees

The following table summarizes the fees for services provided by Ernst & Young for 2020 and 2019 (in thousands):

	FY 2020	FY 2019
Audit fees	$1,138	$1,099
Audit-related fees	10	-
Tax fees	5	5
Total	$1,153	$1,104

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports and the audit of our internal control over financial reporting.

Audit fees also include services in connection with foreign statutory and regulatory filings, and audit and accounting matters that arise during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees represent professional services for federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

The charter of our Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to us by our independent registered public accounting firm or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All such services for 2020 and 2019 were pre-approved by the Audit Committee.

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K (the “Current Report”) dated March 22, 2019, following a comprehensive process, the Audit Committee dismissed Deloitte & Touche as our independent registered public accounting firm on March 18, 2019.

Deloitte & Touche’s reports on our consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, the audit reports of Deloitte & Touche on the effectiveness of internal control over financial reporting as of December 31, 2018 and December 31, 2017 did not contain any adverse opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2018 and December 31, 2017, and the subsequent interim period through March 18, 2019, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between us and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in their reports, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Deloitte & Touche with a copy of the disclosures made in the Current Report. In addition, we requested that Deloitte & Touche furnish a letter addressed to the SEC stating whether or not it agreed with the statements made in the Current Report. A copy of Deloitte & Touche’s letter dated March 22, 2019 was attached as Exhibit 16.1 to the Current Report.

During the fiscal years ended December 31, 2018 and December 31, 2017, and the subsequent interim period through March 18, 2019, neither we nor anyone acting on our behalf has consulted with Ernst & Young with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Ernst & Young concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to again cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this Proxy Statement for the Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views about the compensation we paid to our named executive officers in the prior year, as described in this Proxy Statement.  Before stockholders vote on this proposal, they should review the Compensation Discussion and Analysis in this Proxy Statement and the tabular and narrative disclosure that follows it.  We currently conduct say-on-pay votes every year. The next say-on-pay vote is expected to occur at the 2022 annual meeting of stockholders.

We are committed to responsible compensation practices and structures. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the primary goal of our executive compensation program is the same as our goal for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have regularly sought out the feedback of our major stockholders over the past several years to hear their suggestions on how we can better achieve our primary compensation goal. After taking their feedback into consideration, we have continued to update our compensation program for our named executive officers, implementing those recommendations of our stockholders that the Compensation Committee believes will help us create long-term value for our stockholders. We believe these annual reviews of our programs, in coordination with our conversations with our stockholders, allow us to motivate and reward our executives for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders, and to encourage them to remain with us for long and productive careers.

Stockholders may vote “for” or “against” the resolution or abstain from voting on the resolution.  The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person via attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. The result of the say-on-pay vote will not be binding on us, the Board or the Compensation Committee.  However, we value the views of the stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVES AND DESCRIPTIONS OF THIS PROXY STATEMENT FOR THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date on April 19, 2021, information relating to the beneficial ownership of our Common Stock or securities exchangeable into our Common Stock by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director (or nominee), (iii) each of the named executive officers in the 2020 Summary Compensation Table, and (iv) all directors and named executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is Monolithic Power Systems, Inc. at 5808 Lake Washington Boulevard NE, Kirkland, WA 98033.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Shares Beneficially Owned (1)

Named Executive Officers and Directors:
Michael Hsing (2)	530,451	1%
James C. Moyer (3)	304,664	1%
Maurice Sciammas (4)	76,504	*
Deming Xiao (5)	38,084	*
Saria Tseng (6)	30,158	*
Bernie Blegen (7)	41,252	*
Herbert Chang (8)	748	*
Eugen Elmiger (9)	19,518	*
Victor K. Lee (10)	28,872	*
Jeff Zhou (11)	11,509	*
Total (12)	1,081,760	2%

5% Stockholders:
BlackRock, Inc. (13)	6,314,697	14%
The Vanguard Group (14)	4,770,876	10%

* Represents beneficial ownership of less than 1%.

(1)

Based on 45,737,000 shares of our Common Stock outstanding as of the Record Date on April 19, 2021.  Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, RSUs held by that person that are subject to release within 60 days of April 19, 2021 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes (i) 330,479 shares held of record by Michael Hsing, (ii) 133,040 shares held of record by Michael Hsing, Trustee of the Michael Hsing 2004 Trust, (iii) 21,500 shares held of record by the Hsing Family Foundation, (iv) 12,825 shares held of record by Michael Hsing, Trustee of the ZH Family Trust, and (v) 32,607 shares underlying RSUs scheduled to release within 60 days of April 19, 2021.

(3)	Includes (i) 232,841 shares held of record by James C. Moyer, and (ii) 71,823 shares held in the Moyer Family Revocable Trust.

(4)

Includes (i) 47,166 shares held of record by Maurice Sciammas, (ii) 5,446 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Sciammas Family Living Trust, (iii) 15,449 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Grantor Retained Annuity Trust, and (iv) 8,443 shares underlying RSUs scheduled to release within 60 days of April 19, 2021.

(5)

Includes (i) 29,186 shares held of record by Deming Xiao, (ii) 455 shares owned by Julia Chu, Mr. Xiao’s wife, and (iii) 8,443 shares underlying RSUs scheduled to release within 60 days of April 19, 2021.

(6)	Includes (i) 21,715 shares held of record by Saria Tseng, and (ii) 8,443 shares underlying RSUs scheduled to release within 60 days of April 19, 2021.

(7)	Includes (i) 35,925 shares held of record by Bernie Blegen, and (ii) 5,327 shares underlying RSUs scheduled to release within 60 days of April 19, 2021.

(8)	Includes 748 shares held of record by Herbert Chang.

(9)	Includes 19,518 shares held of record by Eugen Elmiger.

(10)	Includes 28,872 shares held of record by Victor K. Lee.

(11)	Includes 11,509 shares held of record by Jeff Zhou.

(12)	As a group, includes 63,263 shares underlying RSUs scheduled to release within 60 days of April 19, 2021.

(13)

Pursuant to a Schedule 13G/A filed with the SEC on January 26, 2021, BlackRock, Inc. beneficially owns 6,314,697 shares, and has sole voting power over 5,911,993 shares and sole dispositive power over 6,314,697 shares. BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055.

(14)

Pursuant to a Schedule 13G/A filed with the SEC on March 10, 2021, the Vanguard Group beneficially owns 4,770,876 shares, and has shared voting power over 74,302 shares, sole dispositive power over 4,613,232 shares and shared dispositive power over 157,644 shares. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

Certain Relationships and Related Transactions

We have a written policy on related party transactions, as defined in our Code of Ethics and Business Conduct and the Audit Committee Charter. In accordance with our Code of Ethics and Business Conduct, it is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between us and a third party, including an indirect interest, through, for example, a relative or significant other. It is also the responsibility of our Audit Committee, as described in the Audit Committee Charter, to review on an ongoing basis all related party transactions and approve these transactions before they are entered into.

In November 2020, with the approval of the Board, we made a CHF 3,000,000 equity investment (or $3,300,000 on the acquisition date) in a privately held Swiss company (the “Investee”) specializing in mobile robotics for industrial applications. The investment represents a 5% equity interest in the Investee on a fully diluted basis. Both Mr. Elmiger and Mr. Hsing abstained from voting on the transaction. Mr. Elmiger is an executive officer of a company that has a commercial relationship with the Investee, and Mr. Hsing had previously invested CHF 2,700,000 in the Investee.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and programs, compensation decisions made under those programs, and factors considered in making these decisions for our “named executive officers” (“NEOs”) who, for 2020, were:

●	Michael Hsing, Chief Executive Officer, President and Chairman of the Board;

●	Bernie Blegen, Chief Financial Officer;

●	Deming Xiao, President of Asia Operations;

●	Maurice Sciammas, Senior Vice President, Worldwide Sales and Marketing; and

●	Saria Tseng, Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary.

For further information regarding each NEO’s professional background, please refer to the section “Information About Executive Officers” under Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

Executive Summary

Impact of COVID-19

Throughout the COVID-19 pandemic in 2020, management’s primary focus was to continue to execute MPS’s business plan and mitigate the effect of the pandemic on our financial position and business operations. The Board and its committees received regular updates from management on our pandemic response and closely monitored our efforts to follow governmental guidelines and ensure the safety of our employees, suppliers and customers. Since March 2020, our employees in the United States and certain international locations have been working remotely, and we have temporarily prohibited most business travel. Despite the challenges of the pandemic and an uncertain economy, demand for our products continued to grow, and we achieved record revenue and financial results in 2020. Performance targets under our executive compensation program were established by the Compensation Committee in February 2020, and no downward adjustments to these performance targets were made due to the pandemic.

Compensation Philosophy

The primary objective in designing our compensation program for our NEOs is the same as the primary objective for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our NEOs to:

●	Motivate and reward them for sustained financial and operating performance and leadership excellence;

●	Align their interests with those of our stockholders;

●	Encourage our NEOs to focus on achieving both short-term goals as well as long-term developmental goals; and

●	Encourage our NEOs to remain with us for long and productive careers.

Each one of our executive compensation elements fulfills one or more of our performance, alignment and retention objectives. These elements primarily consist of salary, long-term equity awards and short-term cash incentive compensation, as well as severance benefits and broad-based employee benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We believe that maintaining a balance of short-term and long-term compensation elements encourages decision-making that optimizes short-term results and, at the same time, advances our long-term goals. We combine the compensation elements for each NEO in a manner we believe optimizes the executive’s overall contribution to us and our stockholders.

Our Compensation Practices Are Built on Stockholder Feedback and Requests

At the 2020 Annual Meeting of Stockholders, approximately 98% of the votes cast by 96% of our stockholders were in favor of our executive compensation program. At the 2019 Annual Meeting of Stockholders, approximately 99% of the votes cast by 96% of our stockholders were in favor of our executive compensation program. At the 2018 Annual Meeting of Stockholders, approximately 97% of the votes cast by 96% of our stockholders were in favor of our executive compensation program. While these say-on-pay votes are only advisory and not binding on us, the Compensation Committee discusses the vote results each year with our independent compensation consultant.

Our management team continued the practice of reaching out to our most significant stockholders from time to time to discuss how those stockholders view our executive compensation program, and what kind of changes they would like to see implemented in future years. Based on the overwhelming multi-year support by the stockholders in favor of our pay-for-performance compensation structure, the Compensation Committee decided to continue to grant equity awards based on performance conditions under the executive compensation program in 2020. In the past several years, we have continued to improve our executive compensation policies and programs, incorporating the suggestions of our stockholders. We believe these improvements, as highlighted below, have supported our financial and strategic successes in the last several years.

1.

Commitment to short-term profit-based cash incentives, mid-term performance-based equity awards, long-term market-based equity awards, and alignment of executive compensation with stockholder interests.

A.

In 2020, 100% of the bonus earned by the NEOs was tied to specific, pre-established non-GAAP operating income metrics.

In 2020, 100% of the total equity awards granted to our NEOs were tied to the achievement of either performance conditions, or performance and market conditions. We granted performance-based RSUs (“PSUs”) based on the achievement of an average revenue growth rate as measured against the analog industry’s average revenue growth rate over the two-year performance period of 2020 and 2021. In addition, we granted market and performance-based RSUs (“MPSUs”) based on the achievement of five stock price targets and a specific business operating goal over a three-year performance period. No stock awards were granted to the NEOs solely based on continued service.

Furthermore, in 2021, as a result of stockholder feedback and our commitment to building strong ESG policies and practices, the Compensation Committee implemented certain changes to the equity compensation program for the NEOs. Under the 2021 program, we continue our practice of granting PSUs based on the achievement of an average revenue growth rate as measured against the analog industry’s average growth rate over a two-year performance period. In addition, the PSUs require the achievement of long-term performance conditions with a three-year performance period that are specifically tied to the establishment of the following long-term environmental policies and processes:

●

Establish an environmental and climate change policy that identifies key areas for improvement with respect to environmental matters affecting our business, which include the Main Objectives as outlined in the section “Corporate Social Responsibility” above.

●	Establish an environmental, health, safety and sustainability task force and completes an investigation of the existing baseline performance of the Main Objectives.
●	Establish a long-term improvement plan, including setting specific targets for reduction, for each of the Main Objectives.

B.	Our executive compensation program is designed to align our executives’ short-, mid- and long-term interests to those of our stockholders. For example:

●

In 2013, we granted market-based RSUs (“MSUs”) to our NEOs that contained price hurdles requiring sustained increases in our stock price with a five-year performance period and a ten-year vesting period.

●	In 2015, we granted MPSUs to our NEOs that combined operating goals and price hurdles requiring sustained increases in our stock price with a four-year performance and vesting period.

●	In 2018, we granted MSUs to our NEOs that contained price hurdles requiring sustained increases in our stock price with a five-year performance and vesting period.

●

In 2020, we granted MPSUs to our NEOs that combined price hurdles requiring sustained increases in our stock price and one specific business operating goal with a three-year performance period and a four-year vesting period.

●	Since 2014, we have granted PSUs to our NEOs that require significant outperformance against our peers in sustained revenue growth with a two-year performance period and a four-year vesting period.

We believe the significant increase in our stock price and year-over-year outperformance in revenue growth in the past several years demonstrate the effectiveness of our performance-based compensation program in motivating our NEOs to build a sustainable business model and to focus on long-term value creation for our stockholders.

Stock Performance:

Our one-year total stockholder return (“TSR”) was approximately 107% and our three-year TSR was approximately 236%, as shown in the graphs below in comparison to our peer group and the Philadelphia Stock Exchange (“PHLX”) semiconductor sector index:

(1)	Represents our 2020 peer group approved by the Compensation Committee. See the section “Peer Group and Use of Peer Data for 2020” for further discussion.

Market Capitalization:

Our strong financial performance in the past several years has led to a significant increase in our market capitalization, surpassing $15 billion in 2020. Because a significant portion of our NEOs’ total compensation in the past several years has been in the form of market-based stock units with stock price performance components, the value of our NEOs’ compensation is closely tied to our market performance. The following chart illustrates our CEO’s compensation (as reported in the 2020 Summary Compensation Table) compared to our market capitalization in the past three years:

2.	Capping payouts under our non-equity incentive plans.

Our	Compensation Committee has capped maximum payouts under our annual non-equity incentive plans at 250% of target for all of the NEOs.

3.	Selection of performance goals.

In the past several years, our stockholders indicated a preference for the use of different performance metrics across plans, so that not all performance-based plans relied on the same metric. In addition, our stockholders told us they wanted to see a greater connection between stock price performance and executive compensation. Therefore, we use non-GAAP operating income for our short-term cash incentive plan, and, to balance that metric, a mix of revenue, stock price performance and operating goals for our long-term performance equity incentive plan. By using a non-GAAP operating income metric in our short-term incentive plan and various performance and stock price appreciation metrics in our long-term incentive plan, we can reward our executives for achieving our short-term financial objectives while at the same time planning for long-term growth, without encouraging excessive risk taking.

The following table shows the three-year history of our performance in revenue, GAAP operating income and non-GAAP operating income, which demonstrates a balance of our overall financial health, compared to our CEO’s total compensation:

(1)	The reconciliation of the GAAP operating income to the non-GAAP operating income and related disclosures are provided in Annexure A.

4.	Clawback policy.

In 2011, we heard investors tell us that compensation recovery policies, or clawbacks, were a best practice and should be adopted. In February 2012, we adopted our Compensation Recoupment Policy, which permits the Board to recoup any excess performance-based cash compensation paid to key members of our executive team if the financial results on which the performance-based compensation awards were based are restated due to fraud or intentional misconduct by the executive.

5.	Stock ownership guidelines.

In 2011, we heard investors tell us that board members and officers should have ownership interests that are aligned with stockholders, and encouraged us to adopt stock ownership guidelines. In 2012, we adopted significant stock ownership guidelines for our NEOs and directors, requiring ownership levels by our officers of two to five times their base salary, and by our directors of two times their annual retainer. In 2016, we amended the stock ownership guidelines by increasing the required levels for our directors from two times to three times their annual retainer.

6.	Tax gross-ups.

Since 2008, we have not adopted any new employment agreements (or modified any existing employment agreements) to provide for tax gross-ups to our officers.

7.	Responsible share ownership.

We have adopted a policy prohibiting our directors, officers (including our NEOs), and other employees from engaging in certain hedging and monetization transactions with respect to our stock that they hold without prior approval by our Chief Compliance Officer. The policy also prohibits our directors and officers (including our NEOs) from engaging in any short sales of our stock.

In summary, we regularly engage with our stockholders to exchange ideas on our existing executive compensation programs and potential future programs. We listen to their feedback and carefully consider it. Our engagement with stockholders does not begin and end with the say-on-pay vote – that vote is just one part of a larger dialogue and partnership we have with our investors.

2020 Financial and Business Performance Highlights

As noted above, the Compensation Committee has focused our executives on accountability in revenue, operating income and earnings, as well as maximizing stockholder return through the structure of our executive compensation program. In 2020, despite the COVID-19 pandemic which negatively affected the global economy, we achieved record results in revenue and other key financial metrics. Our financial results are summarized as follows (in millions, except per-share amounts and percentages):

	GAAP			Non-GAAP (1)
	FY 2020 ($)	FY 2019 ($)	Change	FY 2020 ($)	FY 2019 ($)	Change
Revenue	844.5	627.9	34%	844.5	627.9	34%
Operating income	158.9	102.6	55%	250.1	185.4	35%
Net income	164.4	108.8	51%	236.8	177.7	33%
Diluted EPS	3.50	2.38	47%	5.04	3.88	30%

(1)	The reconciliation of the GAAP financial measures to the non-GAAP financial measures and related disclosures are provided in Annexure A.

Our revenue growth rate of 34% in 2020 outperformed the analog industry’s 3% reported by the Semiconductor Industry Association (the “SIA”). We also achieved significant success in our targeted end markets in 2020 as follows:

●	Communications sales grew 68% from the prior year, primarily due to increased infrastructure sales.

●	Consumer sales grew 34% from the prior year, primarily driven by increased sales for gaming and mobile products.

●	Computing and storage sales grew 34% from the prior year, primarily due to strength in cloud computing and storage.

●

Automotive sales grew 21% from the prior year, primarily driven by higher sales of products for infotainment applications, despite temporary production shutdowns by certain OEMs during the second quarter due to the COVID-19 pandemic.

●	Industrial sales grew 20% from the prior year, primarily fueled by higher sales in power source products.

Cash Dividends:

In February 2020, the Board approved an increase in our quarterly cash dividends to $0.50 per share and we paid a total of $88.8 million of dividends to our stockholders in 2020. In February 2021, the Board approved an increase in our quarterly cash dividends to $0.60 per share.

The Roles of the Compensation Committee and Our Officers in Setting Compensation

The Compensation Committee, which is comprised solely of independent directors, has primary responsibility for overseeing the design, development and implementation of the compensation program for our CEO and other NEOs. The Compensation Committee Charter, which is available in the “Investor Relations” section of our website at http://www.monolithicpower.com, was originally adopted on October 26, 2007, and is updated periodically. Pursuant to the Compensation Committee Charter, the Compensation Committee reviews and approves the compensation arrangements for our NEOs, including the CEO, and administers our equity compensation plans. The Compensation Committee meets at least once a quarter.  In 2020, the Compensation Committee met four times.

The Compensation Committee reviews the performance of each officer taking into account the evaluations provided by the CEO for all officers other than himself. The Compensation Committee makes the final determination of performance achievement for each officer. The CEO, Chief Financial Officer and General Counsel present information to the Compensation Committee as requested from time to time, including financial results, future budget information, business operations and legal developments. The Compensation Committee regularly meets in closed sessions without the CEO or other management personnel present. Our officers also provide information to the Compensation Committee’s independent compensation consultant, if requested to do so, to help the consultant perform its duties for the Compensation Committee. Our officers are responsible for implementing the decisions made by the Compensation Committee.

Compensation Consultants

In 2020, the Compensation Committee again engaged Radford as the compensation consultant with respect to our non-employee director and executive compensation programs. Radford did not perform any other work for us. In 2020, the Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest exists that would prevent them from serving as independent consultant to the Compensation Committee for 2020.

In 2020, the Compensation Committee requested and received the following services from Radford: (1) updates on evolving compensation trends, (2) recommendations for additions or deletions to the peer group used for 2020, (3) compensation data for officers and directors (gathered from public filings for our peers and broader surveys), and (4) general advice on analyzing and responding to stockholder feedback on our compensation programs.

Peer Group and Use of Peer Data for 2020

In February 2020, Radford reviewed the peer group of companies selected by management and recommended that the industry peer group continue to be determined by reference to publicly traded companies in the semiconductor and similar industries with revenue primarily between 50% and 300% of our revenue for the most recent four quarters.  In addition, Radford took into account that the market capitalization of our peer companies should be in a range similar to us, primarily from 25% to 200%. Guided by this set of parameters, and taking into account the recommendations of Radford, management proposed the following peer group, which was reviewed and approved by the Compensation Committee.  The peer group consisted of the following companies:

Ambarella, Inc.	Power Integrations, Inc.
Coherent, Inc.	Rambus Inc.
Cree, Inc.	Semtech Corporation
Inphi Corporation	Silicon Laboratories, Inc.
MACOM Technology Solutions Holdings, Inc.	Synaptics Incorporated
MKS Instruments, Inc.	Teradyne, Inc.
ON Semiconductor Corporation	Xperi Corporation

We removed Cypress Semiconductor Corporation and Mellanox Technologies, Ltd. from the peer group for 2020 because they were acquired during the year. In addition, we added Coherent, Inc. and Inphi Corporation to our peer group for 2020, based on the considerations described above.

NEO Compensation Components

The table below summarizes the core elements, objectives and key features of our 2020 compensation program for our NEOs:

Compensation Components	Objectives	Key Features
Base salary	Designed to reward individual effort associated with job-related duties and to attract and retain talented executive officers.	● Paid in cash. ● Reviewed annually.
Short-term cash incentive compensation	Designed to encourage outstanding MPS performance by motivating the NEOs to achieve short-term financial goals.	● Paid in cash. ● 100% of the compensation is subject to corporate performance goals. ● Maximum payouts at 250% of target. ● Subject to clawback policy.
Long-term incentive compensation	Designed to align the interests of our executives with the interests of our stockholders by focusing on our long-term revenue growth compared to the industry, as well as stock price appreciation.

  ●   100% of the awards is subject to performance and market conditions.

  ●   Maximum payouts at 300% of target for the PSUs, and 500% of target for the MPSUs.

  ●   The PSU awards contain a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares in certain circumstances.

Dividend equivalents	Designed to treat equity award holders equally with stockholders under our dividend program.

  ●   Equal to the dividend declared and paid on a share of Common Stock.

  ●   Accumulate during the vesting period of the underlying equity awards.

  ●   Subject to forfeiture if the underlying equity awards do not vest.

  ●   Paid in cash.

Analysis of 2020 Compensation Elements

Base Salaries:

We provide base salary as a stable source of compensation for the NEOs’ day-to-day duties, and seek to set base salaries at levels that will attract and retain talented executive officers. To attract and retain talent, we have to understand the levels of salary offered by our peers. Accordingly, the Compensation Committee considers peer data as one key factor in reviewing base salary each year. The Compensation Committee also considers each individual executive’s role and the scope of his or her responsibilities, the executive’s experience, his or her tenure with us, and size of recent salary changes. For 2020, the Compensation Committee considered all of these factors and approved the following salaries for our NEOs, which did not change from the prior year:

Name	FY 2020 ($)	FY 2019 ($)	Change
Michael Hsing	650,000	650,000	0%
Bernie Blegen	320,000	320,000	0%
Deming Xiao	340,000	340,000	0%
Maurice Sciammas	340,000	340,000	0%
Saria Tseng	340,000	340,000	0%

Short-Term Cash Incentive Compensation:

We provide a short-term cash incentive opportunity to each of our NEOs to encourage them to achieve our corporate short-term operating income goals. Consistent with 2019, the Compensation Committee used non-GAAP operating income as the sole corporate performance metric in 2020 for determining the short-term cash incentive compensation. The Compensation Committee believed that non-GAAP operating income would best reflect our short-term performance. See Annexure A for a reconciliation of the GAAP operating income to the non-GAAP operating income used in the short-term cash incentive plan.

100% of the short-term cash incentives were tied to a specific, pre-established non-GAAP operating income metric for all the NEOs. Our CEO’s target bonus was 100% of his annual base salary. The other NEOs’ target bonus was 80% of his or her annual base salary. For 2020, our non-GAAP operating income target was $197.2 million as established in the annual operating plan approved by the Board. Achievement of 120% of the non-GAAP operating income target would result in a maximum 250% bonus payout for each NEO, achievement of 100% of the non-GAAP operating income target would result in a 100% bonus payout, and performance below 80% of the non-GAAP operating income target would result in no bonus payout. For performance between the minimum, target and maximum levels, the percentage of payout would be determined based on linear interpolation.

For 2020, we achieved non-GAAP operating income of $257.9 million (see Annexure A), which was equal to a payout of 250% of the target bonus for each NEO. The following table summarizes the 2020 bonus payout approved by the Compensation Committee for each of our NEOs:

	Bonus Amount
Name	Minimum ($)	Target ($)	Maximum ($)	Earned ($)
Michael Hsing	-	650,000	1,625,000	1,625,000
Bernie Blegen	-	256,000	640,000	640,000
Deming Xiao	-	272,000	680,000	680,000
Maurice Sciammas	-	272,000	680,000	680,000
Saria Tseng	-	272,000	680,000	680,000

Long-Term Equity Incentive Compensation:

We provide long-term equity compensation awards to reward and retain our valued executives, to help us effectively compete for executives who can strategically position us for future growth and financial success, and to encourage our executives to focus on achieving long-term development goals for the future.

In determining the number of shares subject to long-term equity compensation awards granted to each of the NEOs, the Compensation Committee establishes the aggregate value of such awards to be granted as a multiple of each NEO’s target cash compensation. The Compensation Committee believes these multiples properly reflect the relative position and responsibility of each NEO as well as the officer’s ability to develop the vision for the future of the Company, drive the strategy to obtain such vision, and effect certain cost savings for us.

Over the past several years, we have regularly engaged with our stockholders to take into account their opinions in setting performance metrics. In response to investor feedback and to align the NEOs’ long-term incentive compensation with our performance and stockholders’ interests, the Compensation Committee decided that 100% of the equity compensation awards granted to our NEOs in 2020 would vest based on the achievement of performance and market-based criteria. No equity awards were granted to our NEOs in 2020 that would vest solely based on continued service.

A Balanced Approach to Our Equity Compensation Program:

The Compensation Committee is committed to establishing a balanced equity compensation program with medium-term and long-term performance periods, by overlapping a revenue-based PSU program over a two-year performance period and a long-term stock-based award over a longer performance period. The Compensation Committee determined that two years is the most optimal performance period for the revenue-based PSU awards because of the cyclical nature of the semiconductor industry. A revenue-based performance period that is longer than two years makes it difficult for the Compensation Committee to determine appropriate performance goals due to the volatility from macro-economic and industry-specific conditions. Accordingly, the Compensation Committee granted PSUs to each NEO that are subject to a two-year (2020 and 2021) performance period based on the achievement of revenue during that period. In addition, the Compensation Committee granted a new MPSU award based on the achievement of five stock price hurdles and one business operating goal over a three-year performance period. The Compensation Committee’s decision to implement the new MPSU award in 2020 was driven by management’s continued confidence in MPS’s future stock performance.

PSUs:

For 2020, the number of PSUs that can ultimately be earned at the end of the two-year performance period on December 31, 2021 is based on MPS’s average two-year revenue growth rate as measured against the average two-year revenue growth rate for the analog industry published by the SIA. In selecting the minimum, target and maximum performance levels, the Compensation Committee carefully considered our historical and projected performance and the fundamentals of the analog industry at that time. The Compensation Committee took into account SIA’s projections for the anticipated revenue growth in the analog industry for the two-year performance period. Instead of benchmarking against the broad semiconductor sector, the Compensation Committee elected to focus solely on the analog industry in setting the performance objectives, which are measured against our closest and most relevant peers within the semiconductor sector. In addition, the Compensation Committee chose the revenue projections reported by SIA as a baseline because the SIA report is well-respected in the semiconductor industry and used by Wall Street financial analysts in preparing their analyses, forecasts and recommendations.

The target compensation value for the 2020 PSUs approved by the Compensation Committee for each NEO did not change from the prior year.  The following table summarizes the number of shares subject to the 2020 PSUs that can be earned by the NEOs at the minimum, target and maximum performance levels, subject to the criteria described below. The number of shares earned will be linearly interpolated for actual achievement between the minimum, target and maximum performance levels.

	Number of Shares
Name	Minimum (#)	Target (#)	Maximum (#)
Michael Hsing	-	51,108	153,324
Bernie Blegen	-	9,058	27,174
Deming Xiao	-	13,233	39,699
Maurice Sciammas	-	13,233	39,699
Saria Tseng	-	13,233	39,699

The PSUs contain a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares. The target number of shares granted to each NEO was determined based on the target compensation value for such PSUs, divided by our closing stock price on the date of grant less the purchase price. This $30 purchase price requirement is deemed satisfied and waived if the average stock price for 20 consecutive trading days at any time during the performance period is $30 higher than the grant date stock price of $182.62.

Based on the Compensation Committee's evaluation, the performance criteria and the minimum, target and maximum levels of the PSUs that can be earned are as follows:

MPS's Average Two-Year Revenue
Growth Rate Exceeds the Analog Industry by:	Percentage of PSU Earn-Out
less than 3%	0%
3%	50% of Target
5%	100% of Target
15% and above	300% of Target

The two-year performance period provides a long-term incentive for our NEOs through overlapping cycles so that each year of performance is equally critical as we work toward meeting our two-year goals. The Compensation Committee believes the revenue goals are challenging and that performance metrics measured relative to our peers will provide objectivity when setting long-term goals while minimizing uncertainties caused by external economic factors that are beyond our control.

At the end of the performance period on December 31, 2021 and upon certification of performance by the Compensation Committee, 50% of the actual award earned will become vested in February 2022, and the remaining 50% will vest quarterly over the following two years, for a total vesting period of four years, subject generally to continued employment through such dates. The NEOs will be required to pay MPS $30 per share upon vesting of the shares, unless the stock price target as described above is achieved during the performance period.

MPSUs:

In each of 2013, 2015 and 2018, the Compensation Committee approved an equity program to our executive officers and certain key employees based on the achievement of rigorous stock price hurdles. MPS’s financial success has been reflected in our strong stock performance, which resulted in the achievement of the stock price targets established in these awards. Since the implementation of these equity programs in 2013, our TSRs have consistently exceeded the TSRs of both our peer group and the PHLX semiconductor sector index, as presented below:

	Three-Year TSR
Year	MPS	Peer Group	PHLX Semiconductor
2014	249%	75%	89%
2015	193%	51%	73%
2016	145%	62%	69%
2017	133%	52%	82%
2018	88%	46%	74%
2019	124%	62%	104%
2020	236%	97%	123%

In July 2020, the Compensation Committee approved another long-term MPSU program to a group of key employees, including our NEOs, that can only be earned if our Common Stock trades for sustained periods of time at a series of price levels substantially higher than our historical stock prices. These MPSUs are intended to focus the CEO and the other NEOs on leading us to sustained, excellent financial and operational performance over the next several years which we believe will result in higher stock prices. To make the performance criteria more rigorous, the MPSUs are also subject to the achievement of one specific business operating goal in addition to the stock price appreciation. The Compensation Committee believes that the MPSU program emphasizes sustainable stockholder value creation and attainment of long-term strategic business objectives.

The following table summarizes the number of shares that can be earned by the NEOs under the 2020 MPSU program, subject to the criteria described below:

NEOs	Price Hurdle 1 (#)	Price Hurdle 2 (#)	Price Hurdle 3 (#)	Price Hurdle 4 (#)	Price Hurdle 5 (#)	Total (#)
Michael Hsing	19,300	19,300	19,300	19,300	19,300	96,500
Bernie Blegen	4,021	4,021	4,021	4,021	4,021	20,105
Deming Xiao	6,433	6,433	6,433	6,433	6,433	32,165
Maurice Sciammas	6,433	6,433	6,433	6,433	6,433	32,165
Saria Tseng	6,433	6,433	6,433	6,433	6,433	32,165

The five price hurdles are as follows:

Price Hurdles ($)	Percentage of Stock Price Increase (A)
260	5%
270	9%
280	13%
290	17%
300	21%

(A)  The percentage represents the increase from our stock price of $248.71 on July 21, 2020, the date the 2020 MPSU program was approved by the Compensation Committee.

To earn the shares associated with any price hurdle, the average of the closing price of our Common Stock over a 20-consecutive day trading period must equal or exceed that price hurdle at any point during the three-year performance period, which runs from July 21, 2020 to July 20, 2023. In addition, the Compensation Committee believes that it is in our best interest to continually diversify our customer base to include small to mid-sized businesses. Therefore, the Compensation Committee added one specific business operating goal, which requires us to generate cumulative revenue of $10 million for customers with revenue of less than $100,000 prior to July 2020. The performance period for this business operating goal is from July 21, 2020 to December 31, 2021.

Upon achievement of the price hurdles and the business operating goal and upon certification of performance by the Compensation Committee, 75% of the shares will vest on July 20, 2023, and the remaining 25% will vest on July 20, 2024, subject to continued employment through such dates. In addition, the Compensation Committee imposed a post-vesting holding period which prohibits the sale of the vested shares for an additional year.

Dividend Equivalents. In connection with our quarterly cash dividend program, all outstanding and unvested time and performance-based full value awards granted to employees, including the NEOs, have the right to receive dividend equivalents in order to maintain the economic alignment between the value of such awards and the value of a share of our Common Stock. The dividend equivalents are accumulated during the vesting periods of the shares underlying such awards and are paid in cash to employees only if and when the underlying shares vest. Dividend equivalents accrued on the underlying shares are forfeited if the employees do not fulfill their service requirement during the vesting periods. Dividend equivalents paid to the NEOs in 2020 are included in the section “2020 Option Exercises and Stock Vested” below.

Certifications of Achievement of Prior Performance-Based Awards

As previously disclosed in our proxy statement for the 2020 Annual Meeting of Stockholders, the Compensation Committee granted each NEO a PSU award in February 2019 that could be earned based on MPS’s average two-year (2019 and 2020) revenue growth rate as measured against the average two-year revenue growth rate for the analog industry published by the SIA. The PSU award consisted of a target award, as well as a maximum award equal to 300% of the target grant. The actual results at the end of the two-year performance period on December 31, 2020, as approved by the Compensation Committee, were as follows:

MPS's Average Two-Year Revenue
Growth Rate Exceeds the Analog Industry by:			Percentage of
Target	Maximum	Actual Achievement	PSU Earn-Out
5%	15% and above	23.9%	300.0%

The following table shows the actual shares earned under the 2019 PSU program for the NEOs:

Name	Earned (#)
Michael Hsing	232,443
Bernie Blegen	41,196
Deming Xiao	60,186
Maurice Sciammas	60,186
Saria Tseng	60,186

50% of the awards earned vested in February 2021, with the remaining 50% vesting quarterly over the following two years through February 2023, for a total vesting period of four years, subject to continued employment through such dates. The NEOs are required to pay MPS a purchase price of $30 per share upon vesting of the actual awards earned.

In addition, as disclosed in this Proxy Statement, the Compensation Committee granted each NEO an MPSU award in July 2020. The MPSU award consisted of a target award, as well as a maximum award equal to 500% of the target grant based on the achievement of five MPS stock price hurdles ranging from $260 to $300 at any point during a three-year performance period. In addition, the MPSU award required the achievement of one specific business operating goal at any point during a performance period through December 31, 2021. During 2020, we achieved all five stock price hurdles and the business operating goal, which were approved by the Compensation Committee. The table below shows the actual shares earned under the MPSU program for the NEOs:

Name	Earned (#)
Michael Hsing	96,500
Bernie Blegen	20,105
Deming Xiao	32,165
Maurice Sciammas	32,165
Saria Tseng	32,165

75% of the awards will vest on July 20, 2023, and the remaining 25% will vest on July 20, 2024, subject to continued employment through such dates. In addition, the Compensation Committee imposed a post-vesting holding period which prohibits the sale of the vested shares for an additional year.

Broad-Based Benefits

Our NEOs are eligible to participate in our broad-based employee benefit programs on the same terms offered to our employees. These benefit programs include the Employee Stock Purchase Plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, and health and dependent care flexible spending accounts.  We do not provide pension arrangements or post-retirement health coverage for our NEOs or other employees. In addition, we do not provide matching contributions to the 401(k) plan or the deferred compensation plan for our NEOs or other employees.

Severance and Change in Control Arrangements

We offer severance benefits to our NEOs, including severance in connection with a change in control of MPS. In general, severance does not exceed six to twelve months of base salary, target bonus and other benefits, and is conditioned on a release of claims and compliance with ongoing obligations. We believe these modest benefits balance the costs to MPS with the retention benefits that are commonly understood to come from offering severance and change in control benefits. For all change in control arrangements, the NEO is entitled to benefits if his or her employment is terminated without cause or if he or she leaves for good reason within one year following a change in control. This approach is commonly referred to as a “double-trigger” arrangement and is favored by many institutional investors and their advisors. We believe the size and conditions to receipt of these severance benefits are consistent with market practices. These arrangements are discussed in more detail in the section “Named Executive Officer Compensation — Potential Payments Upon Termination or Termination Upon Change in Control.”

Stock Ownership Guidelines

In February 2012, the Board established stock ownership guidelines for our NEOs and directors. These guidelines reinforce the importance of aligning the interests of our NEOs and directors with the interests of our stockholders.

For the NEOs, the guidelines are determined as a multiple of each NEO’s base salary, and then converted to a fixed number of shares. Currently, the multiple for our CEO is five times his base salary, while the multiples for other NEOs are two times each NEO’s base salary.

Equity interests that count toward the satisfaction of the ownership guideline include shares owned directly or indirectly by the executive, including restricted or unrestricted shares or stock units (excluding restricted shares or stock units that remain subject to achievement of performance goals), and any shares owned in our savings plans, such as our 401(k) plan, or acquired through the Employee Stock Purchase Plan. Executives have five years from the date of adoption of the guidelines or their appointment as an executive officer, as applicable, to attain these ownership levels. As of December 31, 2020, all of the NEOs met the stock ownership guidelines.

For the non-employee directors, the stock ownership guidelines are determined as a multiple of the annual retainer paid to the non-employee director and then converted to a fixed number of shares. In February 2016, based on our compensation consultant’s best practice recommendation, we amended the stock ownership guidelines to increase the required level for our non-employee directors from two times to three times each director’s annual retainer. As of December 31, 2020, all of the directors met the stock ownership guidelines.

Policy Regarding Clawback of Incentive Compensation

In February 2012, the Board adopted a Compensation Recoupment Policy, which requires the Board to recoup any excess performance-based cash compensation paid to key members of our executive team, including the NEOs, if the financial results on which the incentive compensation awards were based are restated due to fraud or intentional misconduct by the executive, if the Board determines, in its sole discretion, that it is in the best interests of us and our stockholders for the executive to repay or forfeit all or any portion of the subject performance-based cash compensation.

Anti-Hedging and Monetization Transactions and Short Sales

We prohibit our directors, officers (including our NEOs), and other employees from engaging in hedging or monetization transactions with respect to our stock that they obtained through our plans or otherwise, including transactions involving the use of financial instruments such as prepaid variable forwards, equity swaps, collars, forward sale contracts and exchange funds, without prior approval by the Chief Compliance Officer.  We also prohibit our directors and officers, including our NEOs, from engaging in any short sales of our stock.

Tax and Accounting Impacts of Equity Grants

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees,” which, following the enactment of the 2017 Tax Cuts and Jobs Act in December 2017, consist of all of the NEOs, including the Chief Financial Officer, as well as certain former executive officers.

Our Compensation Committee is aware of current rules governing the taxation and accounting for cash and equity compensation as applicable to public companies. Our Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our NEOs, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the Annual Meeting and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.

Members of the Compensation Committee: Jeff Zhou, Chairman Herbert Chang Eugen Elmiger

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member was at any time during 2020, or at any other time, an officer or employee of us or any of our subsidiaries.  No NEO of MPS serves on the board or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Compensation Risk Management

In 2020, our management, including members from our internal legal, accounting, finance and human resources departments, undertook a subjective review of our compensation policies and practices that applied to all of our employees, including the following: annual base salaries and bonuses, equity incentive awards under our equity incentive plans and the Employee Stock Purchase Plan. This review was designed to review, consider and analyze the extent to which, if any, our compensation policies and practices might create risks for us, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives. After conducting this review, management determined that our compensation policies and practices for our employees do not create any risks that are reasonably likely to have a material adverse effect on us. The results of the review and management’s determination were reviewed and independently considered by the Compensation Committee, which concurred with management’s assessment.

2020 Summary Compensation Table

The following table sets forth the compensation for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers serving on December 31, 2020, which officers together constitute our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Hsing	2020	650,000	-	12,395,153	1,625,000	-	14,670,153
Chief Executive Officer, President	2019	650,000	-	7,945,677	761,269	-	9,356,946
and Chairman of the Board	2018	643,846	-	9,446,868	1,625,000	-	11,715,714
Bernie Blegen	2020	320,000	-	2,311,155	640,000	-	3,271,155
Chief Financial Officer	2019	317,308	-	1,408,217	299,823	-	2,025,348
	2018	295,308	-	1,870,950	600,000	-	2,766,258
Deming Xiao	2020	340,000	-	3,482,786	680,000	-	4,502,786
President of Asia Operations	2019	340,000	-	2,057,358	318,562	-	2,715,920
	2018	340,000	-	2,720,429	680,000	-	3,740,429
Maurice Sciammas	2020	340,000	-	3,482,786	680,000	-	4,502,786
Senior Vice President,	2019	340,000	-	2,057,358	318,562	-	2,715,920
Worldwide Sales and Marketing	2018	340,000	-	2,720,429	680,000	-	3,740,429
Saria Tseng	2020	340,000	-	3,482,786	680,000	-	4,502,786
Vice President, Strategic Corporate	2019	340,000	-	2,057,358	318,562	-	2,715,920
Development and General Counsel	2018	340,000	-	2,720,429	680,000	-	3,740,429

(1)

The 2020 stock awards include PSUs and MPSUs. For more information regarding these awards, see the section “Named Executive Officer Compensation — Compensation Discussion and Analysis.” The amounts reflect the aggregate grant date fair value of the awards calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures.

The 2020 PSUs contain a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares. This $30 purchase price requirement is deemed satisfied and waived if the average stock price for 20 consecutive trading days at any time during the performance period is $30 higher than the grant date stock price of $182.62. The 2020 MPSUs do not contain a purchase price feature. Upon vesting, the MPSUs are subject to a post-vesting sales restriction period of one year. The grant date fair value of the 2020 PSUs and the 2020 MPSUs was calculated using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 1 and Note 8 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

(2)

During 2020, we achieved all of the performance and market conditions for the 2020 MPSUs. Assuming the highest level of performance for the 2020 MPSUs, the aggregate grant date fair value of the 2020 stock awards would be as follows: (a) $27,095,577 for Mr. Hsing, (b) $5,373,870 for Mr. Blegen, (c) $8,382,674 for Mr. Xiao, (d) $8,382,674 for Mr. Sciammas, and (e) $8,382,674 for Ms. Tseng. In addition, assuming the achievement of the highest level of performance for the 2020 PSUs, the aggregate grant date fair value of the 2020 stock awards would be as follows: (a) $44,535,671 for Mr. Hsing, (b) $8,464,822 for Mr. Blegen, (c) $12,898,303 for Mr. Xiao, (d) $12,898,303 for Mr. Sciammas, and (e) $12,898,303 for Ms. Tseng.

(3)

The 2020 amounts reflect the short-term cash incentive compensation earned by the NEOs under our non-equity incentive plan, as described under the section “Named Executive Officer Compensation — Compensation Discussion and Analysis.”

(4)	We did not provide other benefits or compensation for the NEOs that is required to be disclosed under Item 402(c)(2)(ix) of Regulation S-K.

CEO Pay Ratio

For 2020, our CEO pay ratio was determined as follows:

●	The annual total compensation of our CEO was $14,670,153, as reported in the “Total” column in the 2020 Summary Compensation Table disclosed above.
●	The median of the annual total compensation of all employees (other than our CEO) was $34,212. The median employee was located in Asia.
●

The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 429 to 1.  This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To determine the median of the annual total compensation of our employees, we applied the following methodologies and assumptions:

●	We selected December 31, 2020 as the date for purposes of establishing the employee population used in identifying the median employee.
●

As of December 31, 2020, our global headcount consisted of approximately 2,200 permanent and temporary employees, with a majority of these employees located in international locations with various market wages and cost of living standards. All of these employees were included in the employee population used in identifying the median employee.

●

We used payroll and equity plan records for the twelve-month period from January 1, 2020 to December 31, 2020. The components of annual compensation included base salary, sales commissions, bonuses, the grant date fair value of stock awards and certain employee benefits.

●	Total compensation was annualized for permanent employees who commenced employment during the year. Total compensation was not annualized for temporary employees.
●	No cost-of-living or other adjustments permissible by the SEC rules were made.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Alternative Measure:

As discussed in the Compensation Discussion and Analysis section above, more than 96% of our CEO’s annual compensation was tied to rigorous performance conditions in 2020, while the annual compensation of our median employee was not tied to performance goals. Accordingly, as an alternative measure, management believes that a more direct and meaningful pay ratio is to compare compensation that is not tied to any performance objectives. Based on this method, our alternative CEO pay ratio was determined as follows:

●	The alternative annual total compensation of our CEO was $650,000.
●	The median of the annual total compensation of all employees (other than our CEO) was $34,212.
●	The ratio of the alternative annual total compensation of our CEO to the median of the annual total compensation of all employees was 19 to 1.

Grants of Plan-Based Awards for the Year Ended December 31, 2020

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(3)
Michael Hsing	-	-	650,000	1,625,000	-	-	-	-
	2/4/2020	-	-	-	-	51,108	153,324	8,720,047
	7/21/2020	-	-	-	-	19,300	96,500	3,675,106
Bernie Blegen	-	-	256,000	640,000	-	-	-	-
	2/4/2020	-	-	-	-	9,058	27,174	1,545,476
	7/21/2020	-	-	-	-	4,021	20,105	765,679
Deming Xiao	-	-	272,000	680,000	-	-	-	-
	2/4/2020	-	-	-	-	13,233	39,699	2,257,814
	7/21/2020	-	-	-	-	6,433	32,165	1,224,972
Maurice Sciammas	-	-	272,000	680,000	-	-	-	-
	2/4/2020	-	-	-	-	13,233	39,699	2,257,814
	7/21/2020	-	-	-	-	6,433	32,165	1,224,972
Saria Tseng	-	-	272,000	680,000	-	-	-	-
	2/4/2020	-	-	-	-	13,233	39,699	2,257,814
	7/21/2020	-	-	-	-	6,433	32,165	1,224,972

(1)

The amounts reflect the threshold, target, and maximum awards under the short-term cash incentive compensation program, which is described in detail in the section “Named Executive Officer Compensation — Compensation Discussion and Analysis.”

(2)

The amounts reflect the threshold, target, and maximum number of shares of the PSUs and MPSUs that may be earned under the long-term equity incentive compensation program, which is described in detail in the section “Named Executive Officer Compensation —Compensation Discussion and Analysis.”

The PSUs granted on February 4, 2020 contain a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares. This $30 purchase price requirement is deemed satisfied and waived if the average stock price for 20 consecutive trading days at any time during the performance period is $30 higher than the grant date stock price of $182.62. The MPSUs granted on July 21, 2020 do not contain a purchase price feature. Upon vesting, the MPSUs are subject to a post-vesting sales restriction period of one year.

(3)

The amounts reflect the aggregate grant date fair value of the awards calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures.

For the PSUs granted on February 4, 2020, the amounts reflect the target level of performance and the grant date fair value of the PSUs was $170.62 per share, which was calculated using a Monte Carlo simulation model. For the MPSUs granted on July 21, 2020, the amounts reflect the target level of performance and the grant date fair value of the MPSUs was $190.42 per share, which was calculated using a Monte Carlo simulation model and included an illiquidity discount to account for the post-vesting sales restriction period of one year. Assumptions used in the calculation of the grant date fair value of the stock awards are included in Note 1 and Note 8 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

Narrative Disclosure to 2020 Summary Compensation Table and Grants of Plan-Based Awards During the Year Ended December 31, 2020

A discussion of 2020 salaries, incentive plans and awards is set forth under the section “Named Executive Officer Compensation - Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the short-term cash incentive compensation, PSUs and MPSUs. For information regarding our employment agreements with the NEOs, see the section “Named Executive Officer Compensation – Potential Payments Upon Termination or Termination Upon Change in Control – Employment Agreements and Change in Control Arrangements.”

Equity Incentive Grant Policies

We maintain the Monolithic Power Systems Equity Award Grant Policy, which is designed to work in concert with: (1) the administrative provisions of our Amended and Restated 2014 Equity Incentive Plan (the “Amended 2014 Equity Plan”) and such other plans as we may adopt from time to time (which we refer to collectively as the Plans), (2) the requirements of the Delaware General Corporation Law, (3) the corporate governance requirements of NASDAQ, (4) applicable rules and regulations of the SEC, including those relating to Section 16 of the 1934 Act, and (5) relevant sections of the Code. Grants to our NEOs are made pursuant to this policy, must be approved by the Compensation Committee and will only be granted at specific times during the year, as described in further detail below.

Plan and Corporate Authorization

Under the Plans, the authorization to administer the grant of equity incentive awards is conferred upon the Board or any committee of the Board as properly constituted under applicable laws. The Board has delegated to the Compensation Committee the authority to serve as administrator of the Plans (including the authority to grant awards under the Plans), and has approved a charter outlining the responsibilities of this committee which also includes this express authority. The delegation of authority to the Compensation Committee is not exclusive; the Board retains the right to formally approve award grants as well. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

In addition, the Board has delegated limited authority for grants of equity awards under the Plans to new employees and consultants to a committee consisting of the Chief Executive Officer (which committee we refer to as the Equity Award Committee). The authority does not extend to grants to the NEOs. The delegation of authority to the Equity Award Committee is not exclusive; the Board and Compensation Committee retain the right to formally approve award grants as well.

Equity Grants to New Hires

Grants to newly hired employees and consultants (other than Executive Officers as defined below) will generally be made on the date of the next regularly scheduled Board meeting subsequent to the employees’ start date. Management submits the employee equity award recommendations to the Compensation Committee and, if such equity awards are approved by the Compensation Committee, such equity awards will be granted effective as of the date of a meeting approving such awards as evidenced by written minutes of such meeting or the date of the last verification signature or electronic verification over email in the event of a written consent in lieu of the meeting.

New hire grants made to “Executive Officers” (currently defined as the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Operations Officer, President, employees who are members of the Board and any other employee determined by the Board to be an Executive Officer) generally will only be granted on the date of the next regularly scheduled Board meeting subsequent to the Executive Officer’s start date and following the recommendation of such grant by the Compensation Committee.

Equity Grants to Existing Employees or Incumbent Members of the Board

Generally, annual grants of equity awards shall be made to key performers at a regularly scheduled Board meeting. Equity awards to non-employee members of the Board shall be made by the Board or pursuant to any automatic grant provisions in the Plans.

Outstanding Equity Awards at 2020 Year-End

The following table sets forth, as to the NEOs, certain information regarding their outstanding stock awards at December 31, 2020. There were no outstanding option awards held by the NEOs as of December 31, 2020.

	Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael Hsing	12/14/2013	(2)	330,000	123,429,904	-	-
	2/7/2017	(3)	15,888	5,949,410	-	-
	2/7/2018	(4)	90,393	33,414,743	-	-
	10/25/2018	(5)	108,000	39,835,801	-	-
	2/11/2019	(6)	232,443	85,406,534	-	-
	7/21/2020	(7)	96,500	35,360,496
	2/4/2020	(8)	-	-	51,108	18,819,499
Bernie Blegen	12/14/2013	(2)	21,600	8,079,048	-	-
	2/7/2017	(3)	2,745	1,027,762	-	-
	2/7/2018	(4)	13,766	5,088,730	-	-
	10/25/2018	(5)	48,000	17,704,801	-	-
	2/11/2019	(6)	41,196	15,136,647	-	-
	7/21/2020	(7)	20,105	7,367,075
	2/4/2020	(8)	-	-	9,058	3,335,427
Deming Xiao	12/14/2013	(2)	129,600	48,474,289	-	-
	2/7/2017	(3)	4,646	1,739,854	-	-
	2/7/2018	(4)	23,401	8,650,365	-	-
	10/25/2018	(5)	48,000	17,704,801	-	-
	2/11/2019	(6)	60,186	22,114,143	-	-
	7/21/2020	(7)	32,165	11,786,221
	2/4/2020	(8)	-	-	13,233	4,872,788
Maurice Sciammas	12/14/2013	(2)	129,600	48,474,289	-	-
	2/7/2017	(3)	4,646	1,739,854	-	-
	2/7/2018	(4)	23,401	8,650,365	-	-
	10/25/2018	(5)	48,000	17,704,801	-	-
	2/11/2019	(6)	60,186	22,114,143	-	-
	7/21/2020	(7)	32,165	11,786,221
	2/4/2020	(8)	-	-	13,233	4,872,788
Saria Tseng	12/14/2013	(2)	129,600	48,474,289	-	-
	2/7/2017	(3)	4,646	1,739,854	-	-
	2/7/2018	(4)	23,401	8,650,365	-	-
	10/25/2018	(5)	48,000	17,704,801	-	-
	2/11/2019	(6)	60,186	22,114,143	-	-
	7/21/2020	(7)	32,165	11,786,221
	2/4/2020	(8)	-	-	13,233	4,872,788

____________

(1)

The market value of the unvested stock awards is based on the closing market price of our Common Stock of $366.23 as of December 31, 2020, and includes any outstanding dividend equivalents accumulated on such awards.

(2)

Reflects MSUs granted in December 2013. The performance goals with respect to these MSUs were achieved as of December 31, 2015. These MSUs vest quarterly over five years from January 1, 2019 to December 31, 2023, for a total vesting period of ten years, subject to continued employment.

(3)

Reflects PSUs granted in February 2017. The performance goals with respect to these PSUs were achieved as of December 31, 2018. 50% of these PSUs vested in February 2019, and the remaining 50% vest quarterly over the following two years through February 2021, for a total vesting period of four years, subject to continued employment. The PSUs contain a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares.

(4)

Reflects PSUs granted in February 2018. The performance goals with respect to these PSUs were achieved as of December 31, 2019. 50% of these PSUs vested in February 2020, and the remaining 50% vest quarterly over the following two years through February 2022, for a total vesting period of four years, subject to continued employment. The PSUs contain a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares.

(5)

Reflects MSUs granted in October 2018. The performance goals with respect to these MSUs were achieved as of December 31, 2019. These MSUs will fully vest on January 1, 2024, for a total vesting period of five years and two months, subject to continued employment. In addition, the MSUs contain a post-vesting sales restriction for up to an additional two years.

(6)

Reflects PSUs granted in February 2019. The performance goals with respect to these PSUs were achieved as of December 31, 2020. 50% of these PSUs will vest in February 2021, and the remaining 50% will vest quarterly over the following two years through February 2023, for a total vesting period of four years, subject to continued employment. The PSUs contain a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares.

(7)

Reflects MPSUs granted in July 2020. The performance goals with respect to these MPSUs were achieved as of December 31, 2020. 75% of the MPSUs will vest in July 2023 and 25% of the MPSUs will vest in July 2024, for a total vesting period of four years, subject to continued employment.  In addition, the MPSUs contain a post-vesting sales restriction for one year. See the section “Named Executive Officer Compensation — Compensation Discussion and Analysis” for further discussion.

(8)

Reflects PSUs granted in February 2020 at the target level of performance. Upon achievement of the pre-determined performance targets at the end of 2021, 50% of these PSUs will vest in February 2022, and the remaining 50% will vest quarterly over the following two years through February 2024, for a total vesting period of four years, subject to continued employment. The PSUs contain a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares. The $30 purchase price requirement is deemed satisfied and waived if the average stock price for 20 consecutive trading days at any time during the performance period is $30 higher than the grant date stock price of $182.62. This market condition was achieved as of June 30, 2020. See the section “Named Executive Officer Compensation — Compensation Discussion and Analysis” for further discussion.

2020 Option Exercises and Stock Vested

The following table sets forth certain information on the stock awards vested for our NEOs in 2020. There were no option exercises in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael Hsing	531,486	107,813,547
Bernie Blegen	54,112	10,938,030
Deming Xiao	195,128	39,648,003
Maurice Sciammas	195,128	39,648,003
Saria Tseng	195,128	39,648,003

(1)

Value realized is equal to (a) the closing price of our Common Stock on the vesting date less any purchase price, multiplied by the number of shares, plus (b) accumulated dividend equivalents attributable to such shares.

2020 Non-Qualified Deferred Compensation Plan

We have a non-qualified, unfunded deferred compensation plan, which allows key employees, including our NEOs, to defer the receipt of, and taxation on, cash compensation. Plan participants may defer up to 70% of their salary and up to 90% of their non-equity incentive plan compensation. Plan participants may elect to receive the deferred funds either in a lump sum or in annual installments of up to ten years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. Investment returns on deferred balances are linked to the performance of the investment choices available in the plan. We do not make contributions to the plan or guarantee returns on the investments. The following table summarizes the non-qualified deferred compensation activity for our NEOs in 2020:

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Michael Hsing	-	357,618	11,410,791
Bernie Blegen	-	19,656	1,371,021
Deming Xiao	57,206	930,791	5,659,070
Maurice Sciammas	-	287,420	3,405,366
Saria Tseng	784,805	834,770	6,924,737

(1)	All executive contributions are reported as salary or non-equity incentive plan compensation in the section “Named Executive Officer Compensation — 2020 Summary Compensation Table.”

(2)

Represents the net amounts credited to the NEOs’ accounts as a result of the performance of their investment choices. The amounts are not included in the section “Named Executive Officer Compensation — 2020 Summary Compensation Table” because plan earnings are not “preferential or above-market” under SEC rules.

(3)

Includes the following cumulative amounts reported as compensation for the NEOs in the Summary Compensation Tables for previous years: Mr. Hsing, $9,237,379; Mr. Blegen, $786,811; Mr. Xiao, $4,228,940; Mr. Sciammas, $2,565,913; and Ms. Tseng, $4,166,015.

Potential Payments Upon Termination or Termination Upon Change in Control

Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs. The employment agreements establish the initial titles, salaries, and reporting responsibilities for the NEOs. The employment agreements also provide that each NEO may participate in our equity, bonus and benefits programs. Each of the employment agreements with Mr. Hsing, Mr. Xiao and Mr. Sciammas was amended in December 2008 to bring the agreements into compliance with Section 409A of the Internal Revenue Code. The employment agreement with Mr. Xiao was subsequently amended in March 2011 to grant Mr. Xiao an equity interest in Hue Ming LLC, a Delaware limited liability company formed by us (see further discussion below).

In addition to the terms described above, the employment agreements also provide certain severance benefits upon termination without cause or for good reason, including within one year following a change in control (a “Change in Control with Termination”), as described in the following table. We have followed general market practices for senior executives in allowing limited change in control arrangements for selected officers.

NEOs	Agreement and Date		Termination without Cause or Departure for Good Reason		Change in Control with Termination
Michael Hsing	Employment Agreement dated March 10, 2008, as amended December 16, 2008.	●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for 12 months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)
Bernie Blegen	Employment Agreement dated July 19, 2016.	●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)
Deming Xiao	Employment Agreement dated March 10, 2008, as amended December 16, 2008 and March 3, 2011.(2)	●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)

NEOs	Agreement and Date		Termination without Cause or Departure for Good Reason		Change in Control with Termination
Maurice Sciammas	Employment Agreement dated March 10, 2008, as amended December 16, 2008.	●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)
Saria Tseng	Employment Agreement dated December 16, 2008, as amended February 9, 2010.	●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

       Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of the executive’s unvested equity grants.(1)

(1)

With respect to the PSUs that have not been earned because the performance period is still in progress, a pro-rata portion of such awards shall vest to the extent the applicable performance levels are achieved through the date of the change in control, provided that the date of the change in control occurs after the first calendar year of the performance period.

(2)

On March 3, 2011, we entered into an amendment to the employment agreement with Mr. Xiao in connection with his extended stay in China due to his increased responsibilities. Pursuant to the amendment, we would transfer ownership of a corporate apartment in Chengdu, China, that was originally owned by our wholly-owned China subsidiary, to Mr. Xiao.  In order to effect the transfer, we formed a new wholly-owned subsidiary Hue Ming LLC and granted Mr. Xiao 100% ownership in such subsidiary, subject to vesting conditions. The equity interest became fully vested in March 2016 and Hue Ming LLC was dissolved.

Each of the employment agreements with our NEOs also contains a provision whereby during the period of employment and thereafter, the executive shall not, without the prior written consent of us, disclose or use any confidential information or proprietary data other than for our interest. These employment agreements also contain a covenant not to solicit, beginning with the date of the executive’s termination and until one year thereafter.

A “change in control” of MPS means a merger or consolidation after which our stockholders do not hold a majority of our outstanding voting securities, any transaction involving the transfer of greater than 50% of our voting power (unless otherwise provided for in an award agreement), a change in the composition of the Board occurring within a 12-month period, as a result of which less than a majority of the directors are incumbent directors (as such term is defined in the employment agreements), or a sale of all or substantially all our assets. “Cause” generally means the NEO’s failure to perform the duties or responsibilities of his or her employment, the NEO personally engaging in illegal conduct that is detrimental to us, the NEO being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude, or the NEO committing a material act of dishonesty, fraud or misappropriation of property. “Good Reason” generally means the NEO’s termination of employment following the expiration of an applicable cure period (as designated in each employment agreement) following the occurrence of: a material reduction in compensation (except where a substantially equivalent reduction is applied to all our officers), a material, adverse reduction in the NEO’s authority, responsibilities or duties, or a material change in the location at which the NEO performs services.

Estimated Payments Upon Termination or Change in Control with Termination

The following table sets forth the estimated payments required to be made to each NEO in connection with the termination of his or her employment upon specified events, assuming a stock price of $366.23 per share, the closing price as of December 31, 2020. The estimated amounts shown also assume that the termination was effective as of December 31, 2020, and include estimates of severance benefits which would be paid to the executives upon their termination. The actual amounts payable to each NEO can only be determined at the time of the termination of the executive’s employment.

	Termination without Cause or Departure for Good Reason				Change in Control with Termination
Name	Base Salary and Target Bonus ($)	Acceleration of Vesting of Equity Awards ($)	Other ($)	Total Compensation ($)	Base Salary and Target Bonus ($)	Acceleration of Vesting of Equity Awards ($)	Other ($)	Total Compensation ($)
Michael Hsing	1,300,000	123,672,431	18,325	124,990,756	1,300,000	322,506,964	18,325	323,825,289
Bernie Blegen	288,000	11,884,020	8,640	12,180,660	576,000	54,535,965	17,280	55,129,245
Deming Xiao	306,000	24,002,928	9,163	24,318,091	612,000	109,820,632	18,326	110,450,958
Maurice Sciammas	306,000	24,002,928	13,113	24,322,041	612,000	109,820,632	26,226	110,458,858
Saria Tseng	306,000	24,002,928	13,113	24,322,041	612,000	109,820,632	26,226	110,458,858

In the event the NEOs resign without good reason or we terminate their employment for cause, we will have no obligation to pay or provide any compensation or benefits as a result of the employment agreements between us and the NEOs. In the event of the NEOs’ death or disability, except as required by applicable law, we will have no obligation to pay or provide any compensation or benefits under the employment agreements between us and the NEOs.

Equity Compensation Plan Information

The following table summarizes certain information under our equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)		Weighted-average exercise price of outstanding options, warrants and rights ($)(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by stockholders (1)	3,105,000	(2)	7.69	(3)	10,464,000	(4)

(1)	Our equity compensation plans approved by stockholders include the following:

(i)

2004 Equity Incentive Plan (the “2004 Equity Plan”), which expired in November 2014. We can no longer grant equity awards under the 2004 Equity Plan. Certain equity awards granted prior to its expiration date remained unvested and outstanding.

(ii)	Amended 2014 Equity Plan, which became effective in June 2020 and provides for the issuance of up to 10.5 million shares. The Amended 2014 Equity Plan has a ten-year term.

(iii)

2004 Employee Stock Purchase Plan (the “ESPP”), which incorporates an evergreen provision pursuant to which on January 1 of each year, the aggregate number of shares of Common Stock reserved for issuance can increase by a number of shares equal to the least of: (i) 2% of the outstanding shares of Common Stock on the first day of the year, (ii) 1.0 million shares or (iii) a lesser number of shares determined by the Board. The ESPP has a 20-year term.

(2)

Includes the following outstanding awards: 161,000 RSUs, 1,169,000 PSUs, 1,554,000 MSUs, and 221,000 MPSUs. The number of securities reported for performance awards was generally based on the actual number of shares that have been earned, but are subject to additional service conditions before they vest. For those performance awards that have not been earned because the performance period was still in progress, the number of securities reported was based on the probable outcome of the performance conditions.

(3)

Includes the purchase price related to the PSUs, which require employees to pay MPS $30 per share upon vesting of the shares. Beginning in 2020, the purchase price requirement for the PSUs is waived if certain price targets are met during the performance period. All other outstanding awards (RSUs, MSUs and MPSUs) have no purchase price.

(4)	Includes 5,958,000 shares that remained available for future issuance under the Amended 2014 Equity Plan and 4,506,000 shares that remained available for future issuance under the ESPP.

Audit Committee Report

The purpose of the Audit Committee is to provide oversight of our accounting and financial reporting processes and the audit of our financial statements; appoint the independent registered public accounting firm to audit our financial statements; and assist the Board in the oversight of: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls. In addition, the Audit Committee provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee has a duly adopted charter, which it reviews on an annual basis.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2020, including:

●	reviewing and discussing the audited financial statements with our independent registered public accounting firm and management;

●

discussing with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

●

receiving the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussing with the independent registered public accounting firm their independence.

Based upon the reviews and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

Members of the Audit Committee (as of the date the actions above were taken):

Victor K. Lee, Chairman

Herbert Chang

Jeff Zhou

Other Matters

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as we may recommend.

Forward-Looking Statements

Safe Harbor Statement

This Proxy Statement contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve significant known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this Proxy Statement are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Forward-looking statements involve significant risks and uncertainties, including those identified in our SEC filings, including, but not limited to, our Annual Report on Form 10-K filed with the SEC on March 1, 2021. The forward-looking statements in this Proxy Statement represent our projections and current expectations, as of the date hereof, not predictions of actual performance.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April 30, 2021
Saria Tseng
Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

Annexure A

RECONCILIATION OF GAAP TO NON-GAAP MEASURES (1)
(in thousands, except per-share amounts)

	FY 2020	FY 2019	FY 2018
GAAP operating income	$158,882	$102,562	$113,488
Stock-based compensation expense	85,551	78,699	60,607
Amortization of acquisition-related intangible assets	-	110	841
Deferred compensation plan (income) expense	5,650	3,995	(591)
Non-GAAP operating income	250,083	185,366	174,345
Litigation expense	7,804	2,464	1,922
Non-GAAP operating income used in short-term cash incentive plan	$257,887	$187,830	$176,267

GAAP net income	$164,375	$108,839	$105,268
Stock-based compensation expense	85,551	78,699	60,607
Amortization of acquisition-related intangible assets	-	110	841
Deferred compensation plan expense	1,057	189	431
Tax effect	(14,229)	(10,128)	(313)
Non-GAAP net income	$236,754	$177,709	$166,834

GAAP net income per share - diluted	$3.50	$2.38	$2.36
Non-GAAP net income per share - diluted	$5.04	$3.88	$3.74
Shares used in the calculation of diluted net income per share	47,014	45,763	44,602

____________

(1)

These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance, and to evaluate and manage its internal business and assist in making financial, operating and compensation decisions. Our Compensation Committee also evaluates non-GAAP financial measures when reviewing management’s performances and reaching compensation decisions. MPS believes that the non-GAAP financial measures, together with GAAP measures, provide investors with an alternative presentation useful to their understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, may provide investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS.

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Annual Meeting of Stockholders Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2 AND 3.

1. Election of Directors:

	For	Withhold		For	Withhold
01 - Eugen Elmiger	☐	☐	02 - Jeff Zhou	☐	☐

	For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
3. Approve, on an advisory basis, the 2020 executive compensation.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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22BV

03GDLA

The 2021 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. will be held on Thursday, June 10, 2021 at 10:00 a.m. (Pacific Daylight Time), The Annual Meeting will be a virtual meeting via a webcast. You will not be able to attend the Annual Meeting in person. Registered stockholders will be able to view the live webcast of the Annual Meeting, vote and submit questions during the Annual Meeting by visiting www.meetingcenter.io/276412499.

To access the virtual Annual Meeting, you must have the 15 digit control number that is printed in the shaded Bar located on the reverse side of this form. The password for the meeting is MPWR2021.

The Proxy Statement and the 2020 Annual Report are available at: https://www.monolithicpower.com/en/about-mps/investor-relations/proxy-information.html

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Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MPWR

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - MONOLITHIC POWER SYSTEMS, INC.

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2021 Annual Meeting of Stockholders - June 10, 2021
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Saria Tseng with power to act and with power of substitution, as a proxy and attorney-in-fact and hereby authorizes her to represent and vote, as provided on the other side, all the shares of Monolithic Power Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in her discretion, to vote upon such other business as may properly come before the 2021 Annual Meeting of Stockholders of the company to be held on June 10, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2 AND 3.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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